UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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Manor Care, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Manor Care, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
PROXY STATEMENT

MEETING DATE
MAY 8, 2007

YOUR VOTE IS IMPORTANT!
Please vote your shares using one of the three alternatives
described on your proxy card with respect to each nominee for director.

Notice of Annual Meeting of Stockholders
PROXY STATEMENT
ITEM 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN MANAGEMENT AND BENEFICIAL OWNERS
AUDIT COMMITTEE DISCLOSURE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards for 2006
Outstanding Equity Awards at December 31, 2006
Option Exercises and Stock Vested for 2006
Pension Benefits at December 31, 2006
Nonqualified Deferred Compensation for 2006
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
COMPENSATION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
GENERAL INFORMATION

Manor Care, Inc.

Notice of Annual Meeting of Stockholders
May 8, 2007

Manor Care, Inc. will hold its annual meeting of stockholders on Tuesday, May 8, 2007 at 2:00 p.m. in the auditorium of One SeaGate, Toledo, Ohio. At the meeting, we will:

•	Elect nine directors for annual terms, or until their successors are elected and qualified; and

•	Consider any other business properly presented at the meeting.

Only stockholders of record at the close of business on March 16, 2007 will be entitled to notice of and to vote at this meeting.

By Order of the Board of Directors,

Richard A. Parr II
Secretary

April 6, 2007

***************

Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares using one of the three alternatives offered on your proxy card with respect to each nominee for director to ensure your representation and the presence of a quorum at the annual meeting. If you attend the meeting, you may vote your shares in person, even though you have previously voted by proxy.

MANOR CARE, INC.
333 N. Summit St.
Toledo, Ohio 43604

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our Board of Directors for the 2007 annual meeting of stockholders to be held on Tuesday, May 8, 2007, beginning at 2:00 p.m., at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about April 6, 2007.

What information does this document contain?

This proxy statement describes the items to be voted on by our stockholders at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information. Accompanying this proxy statement is a proxy card, a copy of our 2006 Annual Report (which includes our 2006 Form 10-K), and a brochure with a letter from our Chairman, President and Chief Executive Officer and information about our company and the services we provide.

Who can vote?

You can vote if you were a stockholder at the close of business on the record date, March 16, 2007. We had 73,141,745 shares of common stock outstanding on March 16, 2007.

What am I voting on?

You are voting on:

•	Election of nine directors for annual terms.

•	Any other business properly presented at the meeting.

How do I vote?

If you hold your shares directly in your own name, you are a “stockholder of record.” As a stockholder of record, you can vote in person at the meeting or you can vote by mail, by internet, or by telephone following the instructions on your proxy card. If you hold your shares indirectly in the name of a bank, broker, or other nominee, these proxy materials are being forwarded to you by your nominee with instructions describing how to vote your shares.

What is a “quorum?”

A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner before the meeting.

How are broker non-votes or abstentions counted in the voting results?

Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against a proposal.

Can I change my vote after I return my proxy card?

Yes, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice to us before the meeting that you are revoking your proxy card;

•	Casting a new vote by internet or telephone; or

•	Attending the meeting and voting your shares in person.

If you hold your shares indirectly in the name of a bank, broker, or other nominee, the revocation must be performed by your nominee by submitting a new proxy card or giving us written notice of the revocation.

Who counts the votes?

Our transfer agent, National City Bank, tabulates the votes and acts as inspector of the election.

Is my vote confidential?

Yes. All proxy cards and vote tabulations identifying individual stockholders are handled in a manner that protects your voting privacy.

How do I vote my 401(k) shares?

If you hold shares through the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, you will receive a separate proxy card which describes the three alternative methods for voting. Use one of these alternatives to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not vote by one of these methods (or you submit an unclear voting designation or no voting designation at all), the plan trustee will vote the shares in your account the same way as the majority of the other plan participants voted their shares. Any revocation of your vote must be submitted to the plan trustee, and you are not entitled to vote your shares in person at the meeting. The common stock outstanding on the record date included 2,095,669 shares held by the plan trustee. The Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan trustee has the exclusive right to vote the shares held in this plan.

What vote is required to approve each item?

Election of Directors. Each director shall be elected by the vote of the majority of the votes cast with respect to the director. A majority of the votes cast means that, of the shares represented in person or by proxy and entitled to vote on the election of directors, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If you “withhold” authority to vote for all or certain nominees, your proxy will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

Our Corporate Governance Guidelines provide that if a nominee for director (who is an incumbent director) does not receive a majority of the votes cast for that director, the director shall offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. Each of the nominees for election this year has agreed to abide by such provisions.

Other Items. Approval of any other item requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the item.

Can I attend the meeting in person?

Yes. If you were a stockholder of record at the close of business on March 16, 2007, you or your designated proxy may attend the meeting. We may ask that you or your proxy present valid identification for admission.

ITEM 1 — ELECTION OF DIRECTORS

Item 1 is the election of nine directors to the Board of Directors for one-year terms. Prior to May 2004, our Board of Directors was divided into three classes. Directors held office for staggered terms of three years. One of the three classes was elected each year to succeed the directors whose terms were expiring. At our 2004 annual stockholders meeting, the stockholders approved an amendment to our Certificate of Incorporation which eliminated the classified board prospectively. Class I is the last remaining class of directors. The three-year terms of the current members of Class I, William H. Longfield and Paul A. Ormond, expire at the 2007 annual meeting. Upon the recommendation of our Governance Committee, each of these incumbent directors has been nominated by the Board of Directors to serve additional one-year terms. The one-year terms of Mary Taylor Behrens, Joseph F. Damico, John T. Schwieters, Richard C. Tuttle, Gail R. Wilensky, and Thomas L. Young, and the term of Stephen L. Guillard, who was elected in December 2006 to fill the vacancy created by the retirement of M. Keith Weikel, also expire at the 2007 annual meeting. Upon the recommendation of our Governance Committee, each of these other seven incumbent directors has also been nominated by the Board of Directors to serve additional one-year terms.

The Board of Directors expects all nominees named above to be available for election, and each has consented to be named as a nominee. The proxies will vote your shares to elect these nine nominees, unless you vote against a nominee or withhold the proxies’ authority to do so on the accompanying proxy card. In case any nominee is not available, the proxies can vote your shares for a substitute nominee designated by the Board of Directors, or the vacancy will be filled in accordance with our by-laws. Pursuant to our Corporate Governance Guidelines, each nominee has agreed to offer to submit his or her resignation from the Board in the event such nominee receives less than a majority of the votes cast in the election. A majority of the votes cast means that, of the shares represented in person or by proxy and entitled to vote on the election of directors, the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Information as to each nominee follows.

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Director: One-Year Term Expiring at the 2008 Annual Meeting of Stockholders

Mary Taylor Behrens, age 46, has been one of our directors since November 2004. From February 2003 until the present, Ms. Behrens has been engaged in private consulting and since November 2004 has been President, Newfane Advisors, Inc., a consulting firm. From February 1998 until January 2001, she was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. She served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region, from February 2001 until January 2003. Ms. Behrens is a member of our Compensation and Quality Committees.

Joseph F. Damico, age 53, has been one of our directors since February 2003. Mr. Damico is the founding partner of RoundTable Healthcare Partners, a position he has held since February 2001. He was Executive Vice President of Cardinal Health, Inc. from March 1999 to February 2001. Mr. Damico was President and Chief Operating Officer of Allegiance Corporation from October 1995 to February 1999. Mr. Damico is a member of our Compensation and Governance Committees. He is also a director of Wintrust Financial Corp.

Stephen L. Guillard, age 57, has been our Executive Vice President and Chief Operating Officer since January 2007 and one of our directors since December 2006. He was Executive Vice President from June 2005 to December 2006. From 1988 to May 2005, he was Chairman and Chief Executive Officer of Harborside Healthcare Corporation. He is a member of our Quality Committee.

William H. Longfield, age 68, has been one of our directors since September 1998. He served as a director of the former Manor Care, Inc., now one of our subsidiaries known as Manor Care of America, Inc., from 1989 to September 1998. He was Chairman and Chief Executive Officer of C.R. Bard, Inc. from

September 1995 until August 2003. Mr. Longfield is a member of our Compensation and Governance Committees. He is also a director of Applera Corporation; Horizon Healthcare Corporation; and West Pharmaceutical Services, Inc.

Paul A. Ormond, age 57, has been our President and Chief Executive Officer and a director since August 1991. He was Chairman of the Board from August 1991 until September 1998 and from September 2001 to the present. Mr. Ormond is also a director of National City Corporation.

John T. Schwieters, age 67, has been one of our directors since April 2000. Mr. Schwieters has been Vice Chairman of Perseus, LLC since March 2000. He was managing partner of Arthur Andersen’s Mid-Atlantic Market Circle from 1989 to March 2000. Mr. Schwieters is a member of our Audit and Quality Committees. He is also a director of Choice Hotels International; Danaher Corporation; Smithfield Foods, Inc.; and Union Street Acquisition Corp.

Richard C. Tuttle, age 51, has been one of our directors since November 2004. Mr. Tuttle is a founding principal of Prospect Partners, LLC, a private equity investment firm, a position he has held since 1998. He is a member of our Audit and Governance Committees.

Gail R. Wilensky, Ph.D., age 63, has been one of our directors since September 1998. Since January 1993, Ms. Wilensky has been a Senior Fellow at Project HOPE, a not-for-profit international health education foundation. She is a member of our Governance and Quality Committees. Ms. Wilensky is also a director of Cephalon, Inc.; Gentiva Health Services, Inc.; Quest Diagnostics Incorporated; SRA International; and United HealthCare Corporation.

Thomas L. Young, age 63, has been one of our directors since August 1991. He is President, Titus Holdings Ltd., a private investment company. Mr. Young was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. from 2004 until his retirement in March 2005. He previously served Owens-Illinois as Co-Chief Executive Officer (2004) and Executive Vice President, Administration and General Counsel (1998-2004). He is a member of our Audit and Compensation Committees. Mr. Young is also a director of Franklin Electric Co., Inc. and Owens-Illinois, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted a comprehensive set of Corporate Governance Guidelines, the current, printable full text of which may be found on our website at www.hcr-manorcare.com/investor/governanceguide.asp and is available in print to any stockholder upon request. Among other provisions, the Corporate Governance Guidelines provide for executive sessions of the non-management directors, chaired on a rotating basis by the chairs of the Board’s standing committees.

Independence of Directors

The Board of Directors has affirmatively determined that Ms. Behrens, Ms. Wilensky and Messrs. Damico, Longfield, Schwieters, Tuttle, and Young are independent directors within the meaning of the rules of the New York Stock Exchange, and with respect to members of our Audit Committee, also within the meaning of the applicable rules of the Securities and Exchange Commission. The Board has determined that none of the independent directors has a relationship with us other than as a director or a stockholder. In addition, the Board has determined that none of the independent directors falls within any of the categories listed in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual that would otherwise preclude such directors from being considered independent. The independent directors comprise our non-management directors.

Nominations for Directors

The Governance Committee considers candidates for board membership suggested by committee members, other board members, stockholders, and management. A stockholder wishing to propose a nominee for our Board of Directors should submit a notice in writing to the company’s Secretary whose name and address appear in the last paragraph of this proxy statement, setting forth the following information for each person whom the stockholder proposes to nominate:

(1)	the person’s name, age, business address, and residence address;

(2)	the person’s principal occupation or employment;

(3)	the class and number of shares of our capital stock which the person beneficially owns; and

(4)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to applicable SEC rules.

In addition, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, the following information should be provided:

(1)	the name and record address of the stockholder and beneficial owner, if any;

(2)	the class and number of shares of the company owned of record and beneficially;

(3)	a representation that the stockholder giving notice is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting and propose the nomination; and

(4)	a representation whether the stockholder intends or is part of a group that intends to solicit proxies in support of the nomination.

The notice should comply with the timing requirements set forth in the last paragraph of this proxy statement.

After our Governance Committee has identified a prospective nominee, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. This determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the individual will meet the minimum qualification of prior senior management or equivalent experience in an organization that is comparable to us in size, scope of services, and other operating characteristics. If the Committee determines that further consideration is warranted, it will undertake to gather additional information about the prospective nominee’s background, experience, and skills. The Committee will evaluate the nominee based on a variety of factors it deems appropriate which will include: (1) the skills, talent, and expertise of the nominee; (2) the ability of the nominee to devote sufficient time, energy, and attention to the diligent performance of his or her duties on the Board; (3) the independence of the nominee under applicable standards; (4) the nominee’s reputation for integrity and honesty; (5) the Board’s need for particular expertise, such as financial expertise for our Audit Committee; (6) diversity; and (7) similar factors. In making this evaluation, the Committee, through one or more of its members or other directors, may interview the candidate in person or by telephone. After completing this evaluation process, the Committee will make a report and recommendation to the Board regarding the nominee. The Board shall then determine the nominees after considering the report and recommendation of the Committee.

Communications with the Board

Stockholders and other interested parties who desire to communicate directly with our Board of Directors or with any non-management director may do so by directing correspondence to the company’s Secretary whose name and address appear in the last paragraph of this proxy statement. The Board has adopted a process for collecting and organizing communications from stockholders and other interested parties. Summaries of all correspondence will be forwarded periodically to the full Board along with copies of specific correspondence which deals with the functions of the Board or its committees or which, in the judgment of the company’s Secretary, addresses material issues which require the attention of the Board. The directors may at any time review the summary of correspondence received and request copies of any such correspondence.

Codes of Ethics and Standards of Business Conduct

The current, printable full text of our code of ethics for our directors, our code of ethics for our chief executive officer and senior financial officers, and our standards of business conduct applicable to all employees may be found on our website at www.hcr-manorcare.com/investor/governance.asp and is available in print to any stockholder upon request.

Certain Relationships and Related Transactions

Our Governance Committee is responsible for reviewing and evaluating potential conflicts of interest and with reviewing and approving any related party transactions.

During 2006, National City Corporation and certain of its subsidiaries provided us and certain of our officers with commercial banking, private banking, and trust services. Mr. Ormond was a director of National City during 2006.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our Compensation Committee is comprised entirely of independent directors. No member of the Committee has ever served as one of our officers or employees. None of our executive officers serves on the compensation committee of any other company that has an executive officer serving on our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings

Our Board of Directors met five times during 2006. Executive sessions of the non-management directors were held in conjunction with four of the regular Board meetings in 2006. Each director attended more than 75 percent of the total number of meetings of the Board and the committees on which each served. In addition, our directors are strongly encouraged to attend our annual stockholders meeting. In 2006, all directors except Ms. Wilensky attended the annual stockholders meeting.

Board Committees

Our Board of Directors currently has four standing committees: Audit; Compensation; Governance; and Quality. Each standing committee’s current charter is available in a printable version on our website at www.hcr-manorcare.com/investor/governance.asp and is available in print to any stockholder upon request.

Audit Committee. Our Audit Committee consists of three independent directors, Messrs. Schwieters, Tuttle, and Young. During the year, the Board confirmed that all members of the Committee were independent within the meaning of the New York Stock Exchange’s listing standards and the applicable rules of the Securities and Exchange Commission. The Board has determined that Messrs. Schwieters and Young are financial experts and that Mr. Tuttle possesses financial literacy within the meaning of the rules of the New York Stock Exchange and the Securities and Exchange Commission. Mr. Schwieters currently serves on the audit committees of three other public companies. Our Governance Committee and Board of Directors have determined that such service does not impair Mr. Schwieters’s ability to continue to serve on our Audit Committee. During 2006, the Committee met formally on seven occasions and conferred by telephone conference on other occasions as necessary. The Committee’s functions and its major activities during fiscal year 2006 are described below under Audit Committee Disclosure beginning on page 10 and in the Audit Committee Report on pages 11-12.

Compensation Committee. Our Compensation Committee consists of four independent directors, Ms. Behrens and Messrs. Damico, Longfield, and Young. None of the Committee members is eligible to participate in any of our executive compensation programs. During 2006, the Committee met on three occasions. The Committee’s functions and its major activities during fiscal year 2006 are described below under Executive Compensation beginning on page 12 and in the Compensation Committee Report on page 20.

Governance Committee. Our Governance Committee consists of four independent directors, Ms. Wilensky and Messrs. Damico, Longfield, and Tuttle. The Committee is responsible for developing and recommending to the Board the corporate governance principles applicable to us. The Committee is also responsible for developing policies and practices designed to implement the governance principles adopted by the Board, and thereafter monitoring compliance with those policies and periodically reviewing them. In addition, the Committee identifies individuals qualified to become board members, develops and reviews background information on the candidates, and makes recommendations to the Board regarding such candidates. The Committee annually makes recommendations for committee assignments for directors. The Committee also prepares, summarizes, and reports on the Board’s annual self-evaluation and reviews, makes recommendations regarding director compensation, reviews and evaluates potential conflicts of interest, and reviews and approves any related party transactions. During 2006, the Committee met on three occasions.

Quality Committee. Our Quality Committee consists of three independent directors and one management director, Ms. Behrens, Ms. Wilensky, Mr. Schwieters, and Mr. Guillard. The Committee meets regularly with our Chief Medical Officer and our Vice President, Director of Clinical Services and reviews information regarding the quality of care provided in our nursing centers and other facilities and operations. In fulfilling this function, the Committee regularly reviews our performance on state and federal surveys, information regarding quality indicators, and information regarding clinical initiatives relating to quality of care. The Committee receives and evaluates information regarding changes in the industry, including changes in the regulatory environment. The Committee also makes on-site visits to selected facilities, tours the facilities, and meets with key staff. During 2006, the Committee held one formal meeting and conferred in person and by telephone conference on other occasions as necessary.

SECURITY OWNERSHIP OF CERTAIN MANAGEMENT AND BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows, as of March 16, 2007, except as indicated by the notes to the table, information concerning beneficial ownership of shares of our common stock by our directors individually, the persons named in the Summary Compensation Table, and our executive officers and directors as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

		Amount and Nature
	Name of	of Beneficial		Percent
Title of Class	Beneficial Owner	Ownership(1)(2)(3)(4)		of Class
Common Stock	Mary Taylor Behrens	5,200		(8)
Common Stock	R. Jeffrey Bixler	493,706		(8)
Common Stock	Steven M. Cavanaugh	14,972		(8)
Common Stock	Joseph F. Damico	18,200		(8)
Common Stock	John K. Graham	59,182	(5)	(8)
Common Stock	Stephen L. Guillard	33,153		(8)
Common Stock	William H. Longfield	62,236		(8)
Common Stock	Geoffrey G. Meyers	1,000,204	(6)	1.4%
Common Stock	Paul A. Ormond	3,668,019	(7)	4.9%
Common Stock	Richard A. Parr II	—		(8)
Common Stock	John T. Schwieters	43,700		(8)
Common Stock	Richard C. Tuttle	8,200		(8)
Common Stock	M. Keith Weikel	768,942		1.0%
Common Stock	Gail R. Wilensky	25,700		(8)
Common Stock	Thomas L. Young	26,040		(8)
Common Stock	Executive Officers and Directors as a group	6,488,104		8.4%

(1)	The beneficial ownership for Messrs. Bixler, Meyers, and Weikel includes their beneficial ownership as of the last Form 4 required to be filed for each with the Securities and Exchange Commission. Messrs. Bixler and Meyers retired in May 2006, and Mr. Weikel retired in December 2006. Their last Form 4 filings were made, respectively, on March 1, 2006, March 6, 2006, and December 5, 2006.

(2)	Includes shares of restricted stock granted to non-management directors and certain executive officers under our equity award plans, with respect to which the holders have voting power and the right to receive dividends, but no right to transfer the shares of restricted stock.

(3)	Includes the following number of shares which the person has a right to acquire within 60 days of March 16, 2007, except as indicated in Note 1, upon the exercise of options or conversion of phantom stock units to stock: Mr. Bixler — 350,600; Mr. Cavanaugh — 13,500; Mr. Damico — 9,000; Mr. Graham — 50,460 Mr. Longfield — 45,000; Mr. Meyers — 601,903; Mr. Ormond — 1,965,738; Mr. Schwieters — 36,000; Mr. Weikel — 491,165; Ms. Wilensky — 18,000; Mr. Young — 9,000; and Executive Officers and Directors as a group — 3,817,607.

(4)	Includes shares held by Messrs. Bixler, Cavanaugh, Graham, Meyers, Ormond and Weikel and by all executive officers as a group under our 401(k) savings plan as of March 16, 2007, except as indicated in Note 1.

(5)	Includes 470 shares held in spouse’s 401(k) account. Mr. Graham disclaims any beneficial interest in these shares.

(6)	Includes 110 shares held in spouse’s IRA account. Mr. Meyers disclaims any beneficial interest in these shares.

(7)	Includes 6,282 shares held by a family member of Mr. Ormond. Mr. Ormond disclaims any beneficial interest in these shares.

(8)	Percentage of ownership does not exceed one percent of the class.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2006, information with respect to any person we know to be the beneficial owner of more than 5 percent of our common stock. The information presented is based upon filings made pursuant to the Securities Exchange Act of 1934 and received by us.

		Amount and Nature
	Name of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class
Common Stock	Ronald Baron 767 Fifth Avenue New York, NY 10153	6,022,008 (1)	8.3%
Common Stock	Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	8,948,792 (2)	12.3%
Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, MD 21202	6,233,969 (3)	8.6%
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,164,380 (4)	5.7%

(1)	The information received by us in a Form 13G filed February 14, 2007 indicates that Mr. Baron has sole voting and dispositive power over 195,908 shares and shared voting power over 5,417,900 shares and shared dispositive power over 5,826,100 shares; Baron Capital Group, Inc. (BCG) has sole voting and dispositive power over 55,000 shares and shared voting power over 5,417,900 shares and shared dispositive power over 5,826,100 shares; Baron Capital Management, Inc. (BCM), a registered investment adviser, has sole voting and dispositive power over 55,000 shares and shared voting power over 222,100 shares and shared dispositive power over 251,600 shares; and BAMCO, Inc., a registered investment adviser, has shared voting power over 5,195,800 shares and shared dispositive power over 5,574,500 shares. Mr. Baron owns a controlling interest in BCG. BCM and BAMCO are subsidiaries of BCG.

(2)	The information received by us in a Form 13G filed February 14, 2007 indicates that the report includes the holdings of Janus Capital Management LLC (Janus Capital); Enhanced Investment Technologies LLC (INTECH) in which Janus Capital has an indirect 82.5% ownership interest; and Perkins, Wolf, McDonnell and Company, LLC (Perkins Wolf) in which Janus Capital has an indirect 30% ownership stake. Janus Capital, INTECH and Perkins Wolf are registered investment advisers. Janus Capital, INTECH and Perkins Wolf have sole voting and dispositive power over 4,011,365 shares and shared voting and dispositive power over 4,937,427 shares.

(3)	The information received by us in a Form 13G filed February 13, 2007 indicates that T. Rowe Price Associates, Inc. (Price Associates), a registered investment adviser, has sole voting power over 1,599,640 shares and sole dispositive power over 6,233,969 shares; and T. Rowe Price Mid-Cap Growth Fund, Inc. (Mid-Cap Growth) has sole voting power over 3,850,000 shares and sole dispositive power over no shares. These securities are owned by various individual and institutional investors including Mid-Cap Growth for which Price Associates serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	The information received by us in a Form 13G filed February 14, 2007 indicates that Wellington Management Company, LLP, an investment adviser, has shared voting power over 3,137,400 shares and shared dispositive power over 4,164,380 shares.

AUDIT COMMITTEE DISCLOSURE

Our Audit Committee consists of three independent directors appointed by our Board of Directors. The Committee operates under a written charter first adopted and approved by the Board in May 2000. A copy of the current Audit Committee Charter is available in a printable version on our website at www.hcr-manorcare.com/investor/governance.asp and is available in print to any stockholder upon request.

The Committee met formally on seven occasions during 2006, conferred by telephone conference on other occasions as necessary, and received and reviewed written information related to the Committee’s functions. During the past year, the Committee held discussions with management, our independent registered public accounting firm Ernst & Young LLP (Registered Accountant), our internal auditors, our legal counsel, representatives of our Corporate Compliance Committee, and others.

Among many other activities as noted in the Committee’s charter, the Committee, on behalf of the Board, monitors our financial reporting process and our system of internal control. Management prepares our financial statements and implements our financial reporting process, including our system of internal control. Our Registered Accountant annually performs an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issues a report on its audit and an opinion with respect to the financial statements. Our internal auditors review and evaluate our system of internal control and conduct audits of selected units to ensure that they operate in compliance with these controls. Our Registered Accountant and the internal auditors report directly to the Committee regarding their activities. Our Corporate Compliance Committee administers our corporate compliance program and also reports directly to the Committee.

As a result of Section 404 of the Sarbanes-Oxley Act of 2002, our Registered Accountant is required to attest to and report on, management’s assessment of the effectiveness of our internal control structure and procedures for financial reporting. Accordingly, the audit conducted by our Registered Accountant for 2006 was an integrated audit designed to express: (1) an opinion on the consolidated financial statements as of, and for the year ended, December 31, 2006; (2) an opinion on management’s assessment of internal control over financial reporting as of December 31, 2006; and (3) an opinion on the effectiveness of internal control over financial reporting as of December 31, 2006.

Prior to the beginning of the integrated audit for 2006, the Committee discussed with our Registered Accountant and our internal auditors the overall scope and plans for their respective audits. These discussions focused on the principal areas of audit emphasis, the objectives related to the audits, the key accounting and reporting developments that would affect the audit plans, and the primary personnel who would be involved in the audits. Following completion of the integrated audit by our Registered Accountant, the Committee received written reports from the Registered Accountant regarding the results of its integrated audit of the financial statements and internal control over financial reporting. Our internal auditors similarly submitted a written report regarding the internal audits which were conducted throughout the year. The Committee then met separately with both our Registered Accountant and our internal auditors, with and without management present, to discuss the results of their examinations. Among other things, the Committee discussed with our Registered Accountant its judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. The Committee also reviewed and discussed the audited consolidated financial statements with management and our Registered Accountant. Management represented to the Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles, and that our internal control over financial reporting was effective as of December 31, 2006. The Registered Accountant advised the Committee that it was prepared to issue unqualified opinions as of and for the year ended December 31, 2006 with respect to the consolidated financial statements, management’s assessment of internal control over financial reporting, and the effectiveness of our internal control over financial reporting. The Committee also received a satisfactory report from the Corporate Compliance Committee concerning compliance activities during 2006.

In addition, the Committee discussed with the Registered Accountant its independence from us and our management, reviewed a report from the Registered Accountant on that firm’s internal quality control procedures, reviewed in detail the audit and non-audit fees paid to the Registered Accountant during 2006, and considered the compatibility of the non-audit services with the Registered Accountant’s independence. The Committee concluded that such services did not compromise the independence of the Registered Accountant.

Fees to Independent Registered Public Accounting Firm

Upon the recommendation of our Audit Committee, our Board of Directors selected Ernst & Young LLP as our Registered Accountant for the fiscal year ending December 31, 2007. Representatives of Ernst & Young LLP will attend the annual meeting to respond to appropriate questions and convey to stockholders other relevant information.

The fees billed to us by Ernst & Young LLP for the last two fiscal years were:

	2006	2005

Audit fees	$1,892,976	$2,016,261
Audit-related fees	$51,000	$47,000
Tax fees	$3,000	$34,550
All other fees	$—	$—

Audit fees include professional services for the annual audit of our financial statements, audit of our internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, audits of financial statements of certain affiliated entities or partnerships, comfort letters to underwriters, consents, assistance with and review of documents filed with the SEC, and consultation on financial and accounting matters necessary for the issuance of an opinion.

Audit-related fees include audits of our employee benefit plans. Tax fees include professional services for tax compliance, tax advice, and tax planning. Our Audit Committee concluded that the engagement of Ernst & Young LLP on these non-audit matters did not affect the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policy

Our Audit Committee has adopted a policy requiring pre-approval of the engagement of Ernst & Young LLP on any non-audit matter and, in compliance with Sections 201 and 202 of the Sarbanes-Oxley Act, providing that certain activities specified in Section 201 may not be undertaken regardless of Committee approval. Requests for pre-approval of permitted non-audit services are submitted to the Committee by management, together with estimated fees for such services and the time frame for the completion of the work. The Committee may request input from Ernst & Young LLP on the nature, scope, and costs of such services. The Committee considers any such request at a meeting of the Committee and advises management whether the Committee approves the requested engagement. Management reports periodically to the Committee regarding the actual amounts spent for such approved engagements compared to the amounts approved by the Committee.

AUDIT COMMITTEE REPORT

In connection with the company’s financial statements for the fiscal year ended December 31, 2006:

(1)	We have reviewed and discussed the audited financial statements with management;

(2)	We have discussed with Ernst & Young LLP, the company’s independent registered public accounting firm (Registered Accountant), the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants; and

(3)	We have received and reviewed the written disclosures and letter from the Registered Accountant required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board.

In reliance on the reviews and discussions referenced above and the report of the Registered Accountant, including its opinion with respect to the audited financial statements, we have recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 21, 2007.

The Audit Committee:

Thomas L. Young, Chairman
John T. Schwieters
Richard C. Tuttle

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee administers and regularly evaluates our executive compensation program to ensure its appropriateness in the context of our business and in the context of its competitiveness with the compensation practices of other companies. From time to time, the Committee seeks the advice of independent experts in evaluating plan design, compensation levels, and administration.

Each year the Committee reviews and approves corporate goals and objectives relevant to our Chief Executive Officer’s (CEO) compensation, evaluates the CEO’s performance in light of those goals and objectives, and establishes the CEO’s compensation levels based on this evaluation. The Committee then annually reviews and approves, for the CEO and the other executive officers, (a) annual base salary level, (b) annual incentive awards, (c) long-term incentive awards, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when, and if appropriate, and (e) any special or supplemental benefits or perquisites. The Committee approves retirement, savings, deferred compensation and similar plans and all perquisites for the executive officers. The Committee also administers our Equity Incentive Plan and other incentive compensation plans, including approving participation in these plans and reviewing and making awards.

Throughout this Proxy Statement, we refer to our Chief Executive Officer, together with those individuals serving as our Chief Operating Officer, Chief Financial Officer, and General Counsel during 2006, and our Group Vice President, Hospice and Home Health Care, all of whom are included in the Summary Compensation Table on page 21, as the “named executive officers”.

Compensation Philosophy and Objectives

Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, should be linked to specific, measurable results intended to create value for our stockholders, and should assist us in attracting and retaining key executives critical to our long-term success.

The primary objective of our executive compensation program continues to be to enhance stockholder value over the long term. To achieve this primary objective, our Compensation Committee believes that our executive compensation program should:

•	Strongly compete within the health care industry generally and with the compensation policies of other publicly held companies of comparable size and complexity;

•	Provide major incentives linked directly to increases in recognized measures of stockholder value;

•	Reward superior performance over both the short term and long term as measured by financial and strategic factors;

•	Provide a portion of total compensation opportunities for executive management in the form of direct ownership in the company through restricted stock and stock options; and

•	Ultimately, be structured and implemented to attract individuals of superior ability and managerial talent and to encourage them both to deliver superior performance and to remain with our company.

The Committee believes that our performance, as measured by annualized and cumulative total shareholder return in recent years and over an even longer term horizon, has validated the performance-driven character of our executive compensation programs.

Consistent with our performance-based philosophy, we provide a base salary to our executive officers supplemented with a significant incentive based component. For our senior executive management team, comprised of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel we reserve the largest potential compensation awards for performance- and incentive-based programs. These programs include annual and long-term awards based on our financial performance as measured by key performance criteria. These programs include compensation in the form of both cash and equity, to provide incentives to reward both our short-term and long-term performance.

Stock Ownership Guidelines

To further tie compensation to performance, our Compensation Committee has established stock ownership guidelines for executive officers. The guidelines are based upon a multiple of salary, depending upon the executive’s position in the organization. Although the guidelines are effective immediately, an executive generally has two years to accumulate shares to reach his or her goal. Our CEO has exceeded the stock ownership guidelines by a significant margin. Although each of our other current senior executive officers has served in his current position for less than two years, each is taking appropriate steps to be in compliance with the stock ownership guidelines and anticipates being in compliance within the required time frame.

Policy Related to Deductibility of Compensation.

Section 162(m) of the Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to the CEO and the other four most highly compensated officers, as of the end of a fiscal year, to the extent that the compensation exceeds $1 million in any such year, subject to an exception for “performance-based compensation.” Our Compensation Committee intends to take the necessary steps, including appropriate plan amendments, to qualify compensation paid to executive officers for deductibility to the extent that so qualifying the compensation is not inconsistent with our fundamental compensation policies. In furtherance of this policy, the Performance Award Plan and the Equity Incentive Plan described below are designed to satisfy Section 162(m)’s performance-based compensation requirements. The Committee continues to monitor developments on this subject and will take further action as may be appropriate.

Accounting for Stock-Based Compensation

Commencing January 1, 2006, we began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board (FASB) Statement No. 123R, “Share-Based Payment” (Statement 123R). Prior to January 1, 2006, we accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by FASB Statement No. 123 “Accounting for Stock-Based Compensation.” Based on our method of adoption, we have not restated our stock-based compensation expense recorded in prior years. A detailed discussion of the effect of our adoption of Statement 123R appears beginning on page 67 of our 2006 Annual Report on Form 10-K as filed with the

Securities and Exchange Commission that is included within our 2006 Annual Report that accompanies this proxy statement.

Practices with Respect to Equity Compensation Awards

Our Compensation Committee routinely makes equity compensation awards at the first meeting of the Committee each calendar year. The Committee may also make equity compensation awards during the year in connection with the hiring of new executive officers or in connection with other special circumstances. We price all equity incentive awards based on the fair market value on the date of the award, which is defined, since the January 2007 amendment to our Equity Incentive Plan, as the closing price of our stock on the date of the award. Prior to the amendment, fair market value had been defined as the closing price of our stock on the day before the date of the award. We do not grant equity-based awards at other than the fair market value. Consistent with this practice, the exercise price for stock option grants and similar awards is now set at the closing price of our stock on the date of the award.

Determination of Compensation Awards; Role of Executive Officers in Compensation Decisions

Our Compensation Committee annually reviews the performance of our executive officers and determines the compensation awarded to each. To aid the Committee in making its determinations, our CEO provides recommendations annually to the Committee regarding the compensation of all executive officers other than himself. Each named executive officer, in turn, participates in an annual performance review with the CEO to provide input about his contributions to our success during the year.

Compensation Benchmarking and Peer Group

Consistent with prior years, our Compensation Committee retained Deloitte Consulting LLP as independent compensation consultant to advise the Committee regarding the key elements of our compensation programs for 2006. The compensation consultant provided analysis and recommendations to the Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in our healthcare industry peer group. For 2006, our peer group consisted of the following companies: Apria Healthcare Group Inc.; Community Health Systems, Inc.; Coventry Health Care, Inc.; DaVita Inc.; Genesis HealthCare Corporation; Health Management Associates, Inc.; Kindred Healthcare, Inc.; Laboratory Corporation of America; Omnicare, Inc.; Sun Healthcare Group, Inc.; Tenet Healthcare Corporation; Triad Hospitals, Inc.; and Universal Health Services, Inc.

The compensation consultant also advised on, among other things, structuring our various compensation programs, the appropriate mix of restricted stock and stock options, the appropriate split between time-vested and performance-vested restricted stock, and the appropriate levels of salary, bonus, and other awards payable to our named executive officers.

Our Compensation Committee thoroughly evaluated the compensation consultant’s advice, analysis, and recommendations in the context of the Committee’s primary objective of enhancing stockholder value over the long term. As a result, the Committee has structured our executive compensation package to consist of a fixed base salary and variable cash and stock-based incentive awards, with a significant portion weighted towards the variable components to ensure that total compensation reflects our overall success and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to stockholders.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the named executive officers were fixed compensation in the form of base salary, performance-based cash and equity incentive compensation, deferred compensation, legacy pension benefits for certain named executive officers, and certain perquisites.

Our Compensation Committee noted our achievement of high quality of care indicators and our strong overall financial performance for 2006, as well as the fact that we had exceeded both our 2006 budget and

2005 results by a substantial margin. The Committee noted further that our 2006 earnings per share were $2.14, versus $1.89 for 2005. The Committee also reviewed several unusual items which had negatively affected our 2006 financial results and discussed the unusual nature of each item. Finally, the Committee noted that our stock had increased in value during 2006 (price appreciation plus dividend) by nearly 20%, a performance significantly better than almost all major market and health care services indices.

With the primary objective of our executive compensation program in mind, and based on the compensation consultant’s advice, analysis, and recommendations, the Committee determined to use the 75th percentile of peer companies initially selected by the consultant and approved by the Committee as a reference point for setting the target compensation of the named executive officers. Individual officers’ actual compensation may vary based on individual factors such as industry experience, tenure, and job responsibilities. The Committee recognized that the superior performance, leadership skill, and experience of the named executive officers, and the potential of these executives to continue to enhance stockholder value in the future, made them potential targets of competitive offers, and the Committee felt that setting the target compensation at the 75th percentile was necessary in order to provide strong incentives for these executives to remain with us and to continue to perform at high levels.

With respect to equity long-term incentive awards (LTI) to the named executive officers, the Committee determined that the equity LTI value should generally be awarded through approximately 65% restricted stock and 35% stock options. In an effort to further align executive compensation with recognized measures of stockholder value, the Committee determined that approximately 70% of the restricted stock awards would contain performance criteria controlling the vesting of the award over a three-year period. Accordingly, a portion of these performance-vested shares are eligible to vest annually based on performance in that year against a two-part financial metric tied to stockholder value. In addition, the performance shares are subject to a threshold target for a minimum payout and a maximum payout for performance above the target. The performance-vested restricted stock, when issued, will remain restricted until the termination of employment of the executive. The Committee also determined that the stock option value would be based on a Black-Scholes methodology.

Of the named executive officers, this compensation structure was applied in 2006 to our CEO Mr. Ormond and to our current and former Chief Operating Officers, Messrs. Guillard and Weikel. Messrs. Cavanaugh and Parr were named as executive officers upon the May 2006 retirements, respectively, of Mr. Meyers as Chief Financial Officer and Mr. Bixler as General Counsel. Mr. Weikel retired in December 2006. Mr. Cavanaugh’s compensation package in 2006 included a promotional salary increase and restricted stock units. Mr. Parr’s initial compensation package was separately negotiated and for 2006 included base salary, bonus, and restricted stock units, as well as certain benefits in accordance with our policy related to his relocation from Dallas, Texas. Mr. Graham’s compensation package in 2006 included restricted stock units.

Fixed Compensation

Base Salary. Our Compensation Committee approved annual salary increases for the named executive officers and certain other corporate officers effective in September 2005. In making these adjustments, the Committee considered past individual performance as measured by both qualitative and quantitative factors, the individual’s potential for making significant contributions to our future performance, the 75th percentile benchmark as described above and national inflation trends. In January 2006, the Committee decided that all significant compensation decisions, including annual salary adjustments, should be consolidated for evaluation and decision at one time, which the Committee determined should be in conjunction with the first committee meeting of the calendar year. Accordingly, in order to implement this determination for 2006, the Committee approved prorated salary adjustments effective January 1, 2006, and determined that no further annual adjustments in salary would be considered until January 2007.

Performance-Based Compensation

Our Compensation Committee structures our compensation programs to reward executive officers based on our performance and on the individual executive’s ability to contribute to that performance. Accordingly, executive officers receive cash and equity incentive compensation based on their position with us and our achievement of performance measures determined by the Committee. The determination of the applicable performance measures for each element of performance-based compensation are described below. If specified threshold performance measures are exceeded, our executive officers earn awards that vary in proportion to the amount by which target levels are not met, achieved, or exceeded, up to a maximum level in each case. The Committee may determine or adjust performance-based awards to account for unusual events, such as changes in reimbursement, extraordinary transactions, and asset acquisitions and dispositions, if, and to the extent, the Committee does not consider the effect of such events indicative of our performance. Payments under each of the programs are contingent upon continued employment, although we will pay pro rata annual incentive amounts in the event of death or disability.

Annual Incentive Plan. Our Compensation Committee believes that the payment of this portion of our annual performance-based compensation in cash provides incentives necessary to retain executive officers and reward them for short-term company performance. The Committee determines the level of payouts under our Annual Incentive Plan based on its assessment of quality, financial, and individual performance metrics. In making that determination for 2006, the Committee recognized that the quality of care in our operations, as measured by survey compliance and other quality indicators, remained at a high level during 2006. The Committee also recognized the many ongoing challenges facing the senior management team in leading us to deliver superior performance in a heavily regulated, reimbursement-dependent industry. These challenges included the continued need for operating adjustments to address changes in Medicare reimbursement levels, Medicaid funding issues for many states, maintaining strong cost controls, and effectively managing general and professional liability costs. In this context, the Committee considered several specific accomplishments during the year that greatly enhanced stockholder value. These achievements included the following: (1) earnings per share (EPS) exceeding budgeted EPS; (2) strong cash flow from operations of approximately $275 million which enabled continued share repurchases and ongoing investment in facility maintenance, upgrades, and expansions; (3) our stock’s increase in value during 2006 (price appreciation plus dividend) by nearly 20%; (4) revenue growth of approximately 6% over 2005; (5) quality-mix revenue increased to 72%; (6) financial structure improvements which included an additional issuance of low-coupon, high-premium convertible debt, accelerated share repurchases, and the amendment of and increase in our revolving credit facility; (7) significant improvement in our hospice and home health care business; and (8) maintaining a solid balance sheet and investment grade ratings from both of the major rating agencies. The Committee determined that these achievements in the current health care services environment justified awards under the Annual Incentive Plan significantly above target levels, as reflected in column (d) of the Summary Compensation Table on page 21.

The following table sets forth the target and maximum award potential as a percentage of year-end base salary for each current named executive officer who received cash performance-based compensation under our Annual Incentive Plan for 2006, as well as the actual 2006 award percentage approved by the Committee for each:

Annual Incentive Plan

	Target Award	Maximum Award	Actual 2006 Award
Position	(% of Base Salary)	(% of Base Salary)	(% of Base Salary)
CEO	100%	200%	200%

COO	60%	120%	110%

CFO	50%	100%	90%

General Counsel	50%	100%	90%

Group Vice President	30%	45%	45%

Equity Incentive Plan. Our Compensation Committee believes that the payment of this portion of our annual performance-based compensation in the form of equity-based awards provides incentives necessary to retain executive officers and reward them for short-term company performance, while creating long-term incentives to sustain performance.

Our Equity Incentive Plan was initially approved by the stockholders in 2001, and an amendment and restatement of the plan was approved in 2004. This plan provides for stock-based awards to a broad group of our employees including the named executive officers. These awards may be in the form of stock options, restricted stock, or stock appreciation rights. In 2005, our Compensation Committee approved a further amendment to the Equity Incentive Plan allowing the Committee to issue restricted stock units (RSUs). The plan provides that the exercise price of a stock option or stock appreciation right shall be equal to the fair market value of our stock on the date of grant. Restricted stock granted or sold to a participant cannot be sold or otherwise transferred by the participant until the restrictions lapse or expire.

In 2006, consistent with its determinations regarding equity LTI awards as described above, the Committee made awards of RSUs, stock options, and a target number of 2006-2008 performance-vested restricted stock to certain named executive officers, based on the formula adopted by the Committee, including the split between time-vested and performance-vested shares.

•	The RSUs vest one-third on each of the third, fourth, and fifth anniversaries of the grant date, except for those awarded to Mr. Guillard. In connection with his joining the company in June 2005, all of Mr. Guillard’s 2006 RSUs vested on March 1, 2007. Mr. Ormond’s vested RSUs will not be settled by delivery of shares until Mr. Ormond’s retirement.

•	The stock options were granted with exercise prices based on the fair market value at the date of grant, three-year cliff vesting, and 7-year terms.

•	One-third of the target number of performance-vested shares will vest annually from 2006 to 2008 based on performance for each year against the two-part performance measure adopted by the Committee for the year (with each year’s actual shares awarded being adjusted, as appropriate, based on our results as certified by the Committee, as described below). The performance-vested shares are restricted from sale until termination of employment, but are not forfeitable, regardless of the reason for termination of employment and regardless of whether the recipient is retirement-eligible. In early 2007, based on our performance in 2006, the Committee certified results above the target levels for 2006 and approved award levels for 2006 performance-vested restricted stock with respect to the 2005-2007 and 2006-2008 awards. The performance criteria and 2006 award levels certified for the performance-vested restricted shares are depicted in the tables below.

•	In addition, the Committee approved amendments to Mr. Weikel’s 2006 RSUs and stock options to provide that these equity awards would be fully vested upon his termination of employment as a result of his retirement.

The 2006 RSU awards, stock option awards, and the performance-vested restricted stock are reflected, respectively, in column (i), column (j), and columns (f)-(h) of the Grants of Plan-Based Awards for 2006 table on page 24. The actual 2006 restricted stock awards are reflected in column (i) of the Outstanding Equity Awards at December 31, 2006 table on page 26.

2005-2007 and 2006-2008 Performance-Vested Restricted Stock

Our Compensation Committee certifies annual results for earnings per share and free cash flow performance measures, adjusted for unusual items, and approves award levels for each performance measure and in the aggregate, as a percentage of the target number of performance-vested restricted shares for that year, based on a comparison of the certified results to target levels for each performance measure. The earnings per share award level and the free cash flow award level are each calculated by determining the percentage amount by which our results certified by the Committee are greater or less than the target amount for that applicable performance measure, multiplying that percentage amount by 2.5, and, as applicable, adding the resulting product to or subtracting it from 100%, to arrive at the award level for that performance measure, to a maximum of 150% and a minimum of 50% for each performance measure. If for any year the award level calculation for either performance measure would not result in at least a 50% award level for that performance measure (i.e., more than a 20% negative variance from target), no shares would be awarded for that year. The earnings per share award level is multiplied by the free cash flow award level to arrive at an aggregate award level. The actual number of shares awarded for the year is then calculated by multiplying the aggregate award level by the year’s target number of shares.

The following table sets forth the performance measures and 2006 target levels established in the third quarter of 2004 by our Compensation Committee for the 2005-2007 performance-vested restricted stock, as well as the 2006 results certified and award levels approved by the Committee for each performance measure, and in the aggregate:

2005-2007 Performance-Vested Restricted Stock

				2006 Award Level
Performance Measure	2006 Target	2006 Results Certified		Approved
Earnings Per Share	$1.58	$2.35 (adjusted)		150% (maximum)

Free Cash Flow (1)	$159 million	$220 million (adjusted)		150% (maximum)

Aggregate 2006 Award Level Approved: 225% of Target Number of Shares

The following table sets forth the performance measures and 2006 target levels established in the first quarter of 2006 by our Compensation Committee for the 2006-2008 performance-vested restricted stock, as well as the 2006 results certified and award levels approved by the Committee for each performance measure, and in the aggregate:

2006-2008 Performance-Vested Restricted Stock

				2006 Award Level
Performance Measure	2006 Target	2006 Results Certified		Approved
Earnings Per Share	$2.06	$2.35 (adjusted	)	135.2%

Free Cash Flow (1)	$187 million	$220 million (adjusted	)	144.13%

Aggregate 2006 Award Level Approved: 194.86% of Target Number of Shares

(1)	For purposes of the performance-vested restricted stock, our Compensation Committee calculates “free cash flow” as cash flow from operations, minus capital expenditures other than capital expenditures related to new construction and expansions.

Performance Award Plan. Our Performance Award Plan (PAP) links cash incentives to long-term increases in financial measures of stockholder value. Under the PAP, eligible employees receive a cash award payable at the end of the three-year period specified in the award. At the end of the award period, our Compensation Committee certifies results for an earnings per share performance measure established at the beginning of the period, adjusted for unusual items, and approves PAP payouts as a percentage of target award, based on the performance measure level achieved. For the 2004-2006 award period, the Committee approved PAP payouts in early 2007 based on adjusted earnings per share during the performance period, as described below. The amounts of these payouts for certain named executive officers appear below in column (g) of the Summary Compensation Table on page 21. Although the Committee believes that the PAP has been an important component of overall long-term compensation for certain senior executives, during 2005, the Committee determined, with input and advice from the compensation consultant, that the PAP should not be extended beyond the named executive officers who historically participated in this plan, and as to those senior executives the plan would be phased out as such executives retired. In January 2006, Messrs. Ormond and Weikel were granted PAP Awards for the 2006-2008 award period, with payouts to be based on achievement of earnings per share goals during the performance period, which appear below in columns (c)-(e) of the Grants of Plan-Based Awards for 2006 table on page 24. The Committee is currently reviewing the continuation of the PAP program and alternatives to its continuation. No 2007-2009 PAP Awards have yet been granted by the Committee.

The following tables set forth: (1) the performance measure levels established by our Compensation Committee in 2003 for the 2004-2006 performance award plan; (2) the compound annual growth rate in our earnings per share resulting from achievement of the performance measure levels; (3) the PAP payouts earned upon the achievement of the performance measure levels; and (4) the achievement level certified and PAP payout approved by the Committee for the 2004-2006 performance period:

2004-2006 Performance Award Plan

Performance Measure:	Compound Annual
2006 Earnings Per Share	Growth Rate	Payout
$1.79	8.0%	50%

$1.99	11.9%	100%

$2.19	15.5%	150%

2006 Achievement Level Certified: Adjusted Earnings Per Share of $2.35
2006 PAP Approved: 150% of Target Award

Deferred Compensation

Certain of our officers, including the named executive officers, may defer up to 100% of salary, bonus, and PAP awards pursuant to our Senior Management Savings Plan for Corporate Officers. We match amounts deferred up to three percent of total salary and bonus. Our matching contributions are fully vested after a participant completes four years of service. Our Compensation Committee believes that our Senior Management Savings Plan for Corporate Officers provides incentives necessary to retain executive officers and reward them for short-term company performance, while creating long-term incentives to sustain performance. Our Senior Management Savings Plan for Corporate Officers is described more fully under Nonqualified Deferred Compensation for 2006 on pages 30-31.

Pension Benefits

Of our current named executive officers, Messrs. Ormond, Cavanaugh, and Graham participated in a qualified defined benefit pension plan with previously frozen benefits that was terminated on December 31, 2006 (Qualified Plan), and our Senior Executive Retirement Plan (SERP), a nonqualified plan with a continuation of substantially identical benefits to the Qualified Plan, both of which are described more fully under Pension Benefits at December 31, 2006 on pages 28-30. The named executive officers who joined us after 2004 do not currently participate in the Qualified Plan or the SERP.

Perquisites

Pursuant to our company aircraft use policy, our CEO and such other of our senior executives as our CEO may designate may use company aircraft for personal purposes. In addition to personal use of company aircraft, our CEO until December 31, 2006, received certain other perquisites, including automobile allowance, tax and estate planning services, and personal residence security. Effective January 1, 2007, our Compensation Committee discontinued all such CEO perquisites except for personal use of company aircraft. The Committee and Board of Directors mandated that our CEO continue to use company aircraft whenever possible, including for personal travel, in view of the national geographic dispersion of our facilities and operations and as a key part of our security plan for our CEO. When our CEO or another senior executive uses company aircraft for primarily personal purposes in accordance with our company aircraft use policy, the executive is taxed on the value of such use as “imputed income” in accordance with applicable Internal Revenue Service rules and regulations. We report this imputed income on the executive’s Form W-2, and, in addition, “gross up” this amount by paying and withholding additional compensation to the executive in an amount sufficient to defray all resulting federal, state, local, and employment taxes on such imputed income and additional compensation.

Compensation of Chief Executive Officer

The compensation policies described above also apply to the compensation of our CEO Mr. Ormond. Our Compensation Committee determines our CEO’s salary level and all awards and grants to him under our compensation program’s incentive components. The Committee believes that Mr. Ormond bears primary responsibility for increasing the value of stockholder investments and that, therefore, a substantial portion of his compensation should be incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee also believes that the complex and volatile health care environment in which we operate requires a high degree of leadership, innovation, and prudent risk-taking in order to meet and sustain corporate objectives for increasing stockholder value. Accordingly, the Committee structures and administers our CEO’s compensation to motivate and reward his successful exercise of these skills.

Our Compensation Committee and the other independent directors on our Board of Directors believe that our performance in 2006 again continued at the very high level it has achieved in the past several years when measured not only against internal goals and criteria as described above, but also against the performance of others in our primary industries. As reflected in the Performance Graph that appears in the inside back cover of our Annual Report to Shareholders that accompanies this Proxy Statement, the total return to our stockholders for at least the last five years has far outpaced that of key competitors in our industry. Our performance in 2006 continued this trend, as we finished the year with significantly stronger financial results and operating performance than any other major organization in our industry. The Committee’s decisions with respect to our CEO recognize his continued strong leadership in achieving these outstanding results in 2006 as well as his ongoing efforts in implementing strategic initiatives to enhance long-term investor value and in achieving the high quality of care maintained throughout our organization. Finally, during 2006, we successfully completed the transition to new executive officers in key positions, primarily as a result of our CEO’s leadership and the succession planning and implementation he successfully undertook and completed. Accordingly, the Committee believes that our CEO’s compensation for 2006 was directly related to our overall performance as measured by the several factors identified above. Finally, as noted above under Performance Award Plan, the Committee has not yet made a 2007-2009 PAP Award to our CEO and is currently reviewing continuation of the PAP program and alternatives to its continuation.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 21, 2007.

The Compensation Committee:

Joseph F. Damico, Chairman
Mary Taylor Behrens
William H. Longfield
Thomas L. Young

Summary Compensation Table

The following table shows the compensation for 2006 of each of our named executive officers (as determined pursuant to the SEC’s disclosure requirements for executive officer compensation in Item 402 of Regulation S-K), consisting of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer who retired during 2006, our three other most highly compensated executive officers who were serving at the end of 2006, and two other executive officers who are among our three most highly compensated executive officers for 2006 but who were not serving at the end of 2006, because they retired during the year.

During 2006, we employed certain of our executive officers, including each of the named executive officers, pursuant to employment and/or severance agreements. The agreements entitle the officers to receive their base salaries, to participate in our designated benefit and compensation plans, and to receive certain post-termination benefits. Each agreement also provides that the officer’s base salary may be adjusted periodically and that we may at any time adjust or terminate benefit plans in which the officer is entitled to participate, so long as no vested or accrued benefit is adversely affected. Each agreement provides that the officer’s employment is not for any specified term and may be terminated at any time. Each agreement also contains non-competition and non-solicitation obligations on the officer’s part, for three years in the case of Messrs. Ormond and Guillard (and in the case of Messrs. Weikel, Meyers, and Bixler, who retired during 2006), for two years in the case of Messrs. Cavanaugh and Parr, and for one year in the case of Mr. Graham. Additional information with respect to our post-termination payment obligations under the employment and severance agreements is set forth under Potential Payments Upon Termination or Change in Control — Employment and Severance Agreements on pages 31-33 of this proxy statement.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Paul A. Ormond	2006	$1,000,550	$2,050,000	$6,136,565	$3,345,430	$814,500	$3,365,904	$537,353	$17,250,302
Chairman, President and Chief Executive Officer

Stephen L. Guillard (8)	2006	408,827	450,000	938,955	404,587	—	1,051	92,275	2,295,695
Executive Vice President and Chief Operating Officer

M. Keith Weikel (9)	2006	639,015	1,000,000	4,255,842	897,000	429,000	1,572,035	304,089	9,096,981
Senior Executive Vice President and Chief Operating Officer

Steven M. Cavanaugh (10)	2006	202,769	200,000	51,641	286,896	75,000	29,884	23,895	870,085
Vice President and Chief Financial Officer

Geoffrey G. Meyers (11)	2006	218,853	—	1,244,054	—	182,117	1,285,711	5,283,455	8,214,190
Executive Vice President and Chief Financial Officer

Richard A. Parr II (12)	2006	201,923	180,000	43,850	—	—	—	107,150	532,923
Vice President and General Counsel

R. Jeffrey Bixler (13)	2006	150,631	—	811,784	—	111,300	637,493	2,357,879	4,069,087
Vice President and General Counsel

John K. Graham	2006	257,896	117,000	36,098	57,221	75,000	78,415	24,478	646,108
Group Vice President, Hospice and Home Health Care

(1)	The salary amounts in this column include the following amounts deferred under our Senior Management Savings Plan for Corporate Officers for each of the following named executive officers: Mr. Ormond — $750,413; Mr. Guillard — $20,441; Mr. Weikel — $95,853; Mr. Cavanaugh — $12,166, Mr. Meyers — $13,131; Mr. Parr — $10,385; Mr. Bixler — $12,051; and Mr. Graham — $51,579. The salary deferral and related plan are discussed further under Nonqualified Deferred Compensation for 2006 on pages 30-31.

(2)	The amounts in this column represent awards earned under the Annual Incentive Plan. The awards are payable in cash in 2007 or deferred at the election of the named executive officer.

(3)	The amounts in this column represent the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (Statement 123R), for restricted stock, restricted stock units, and performance-vested restricted stock. Prior to the January 2007 amendment to our Equity Incentive Plan, we based grant-date fair value on the closing market price on the day prior to grant. Commencing in January 2007, consistent with that amendment, we use the closing market price on the date of grant. Additional information on our accounting for stock-based compensation is included in footnote 13 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2007. The amounts may include expense related to awards granted prior to 2006. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the named executive officer.

(4)	The amounts in this column represent the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement 123R for stock options awarded in 2006, nonvested stock options awarded in 2005, and cash-settled stock appreciation rights (SARs) awarded in 2000 through 2004. The Black-Scholes option valuation model assumptions used in calculating the grant-date fair value are included in footnote 13 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2007. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the named executive officer.

Mr. Cavanaugh was awarded SARs prior to becoming an executive officer. Upon adoption of Statement 123R, our SAR liability was required to be calculated under the fair-value method instead of the intrinsic-value method. The cumulative effect of this change is not included in the table, but the increase in value under the fair-value method is included for the year ended December 31, 2006.

Stock options awarded prior to 2005 include a reload feature. The reload feature allows the holder to exercise an option by delivering shares of our common stock to cover the option’s exercise price and withholding taxes. The holder is automatically granted an additional option for the shares of common stock delivered. Stock options granted under the reload feature are vested and expensed immediately. The amounts in this column related to stock options granted as a result of the reload feature are as follows: Mr. Ormond — $2,576,189; and Mr. Graham — $57,221.

(5)	The amounts in this column represent awards earned under the Performance Award Plan for the three-year period 2004 through 2006. The awards are payable in cash in 2007 or deferred at the election of the named executive officer.

(6)	The amounts in this column represent the sum of the actuarial increase in the present value of all pension benefits during 2006, as described under Pension Benefits at December 31, 2006, on pages 28-30 and the above-market earnings credited to the corporate bond fund of our Senior Management Savings Plan for Corporate Officers as described under Nonqualified Deferred Compensation for 2006 on pages 30-31. The increase in pension benefits for the following named executive officers is as follows: Mr. Ormond — $3,230,577; Mr. Weikel — $1,531,285; Mr. Cavanaugh — $29,884; Mr. Meyers — $1,276,770; Mr. Bixler — $633,627; and Mr. Graham — $77,914. The above-market earnings for the following named executive officers are as follows: Mr. Ormond — $135,327; Mr. Guillard — $1,051; Mr. Weikel — $40,750; Mr. Meyers — $8,941; Mr. Bixler — $3,866; and Mr. Graham — $501.

(7)	The amounts in this column include the following:

(a)	Matching contributions we made to our Senior Management Savings Plan for Corporate Officers for each of the following named executive officers: Mr. Ormond — $84,017; Mr. Guillard — $20,670; Mr. Weikel — $44,370; Mr. Cavanaugh — $6,083; Mr. Meyer — $6,566; Mr. Parr — $5,192; Mr. Bixler — $6,025; and Mr. Graham — $11,097. The plan is discussed in more detail under Nonqualified Deferred Compensation for 2006 on pages 30-31.

(b)	The dollar value of certain life insurance benefits for each of the following named executive officers: Mr. Ormond — $71,217; Mr. Guillard — $20,500; Mr. Weikel — $93,789; Mr. Cavanaugh — $10,017; Mr. Meyers — $59,820; Mr. Bixler — $17,635; and Mr. Graham — $7,684.

(c)	The reimbursement for the payment of taxes for each of the following named executive officers: Mr. Ormond — $186,426; Mr. Guillard — $27,443; Mr. Weikel — $87,278; Mr. Cavanaugh — $7,795; Mr. Meyers — $5,177,692; Mr. Parr — $20,393; Mr. Bixler — $2,259,246; and Mr. Graham — $5,697. The amounts for Messrs. Meyers and Bixler include reimbursement for the payment of taxes of $5,111,392 and $2,241,582, respectively, related to Senior Executive Retirement Plan benefits. See further discussion under Pension Benefits at December 31, 2006 on pages 28-30.

(d)	The aggregate incremental cost to us for perquisites and other personal benefits for each of the following named executive officers: Mr. Ormond — $195,693; Mr. Guillard — $23,662; Mr. Weikel — $78,652; Mr. Meyers — $39,377; Mr. Parr — $81,565; and Mr. Bixler — $14,973. The amount for Mr. Ormond represents $136,975 for personal use of the company aircraft, as well as costs for other personal travel and entertainment, tax compliance and planning, estate planning, car allowance and operating costs, cell phone, and home security. The amount attributable to each such perquisite or benefit, other than use of the company aircraft, does not exceed the greater of $25,000 or 10% of the total amount of perquisites for Mr. Ormond. The amounts for Messrs. Guillard and Parr represent relocation expenses paid by us based on invoices for actual costs incurred. The amounts for Messrs. Weikel, Meyers, and Bixler represent personal use of company aircraft. The aggregate incremental cost of company aircraft is based on the hourly fee we pay to our fractional ownership program provider for personal flights. Because the company aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as acquisition costs and monthly management fees, are excluded from the calculation.

(e)	Fees of $60,000 paid to Mr. Bixler for consulting services he provided to us after his retirement.

(8)	Mr. Guillard became Executive Vice President and Chief Operating Officer on January 1, 2007, and, during 2006, he was Executive Vice President.

(9)	Mr. Weikel retired in December 2006. If Mr. Weikel had remained employed by us as of December 31, 2006, he would have been considered a named executive officer.

(10)	Mr. Cavanaugh became Chief Financial Officer on May 6, 2006, and, prior to this date, he was Vice President and Director of Corporate Development.

(11)	Mr. Meyers retired as Chief Financial Officer in May 2006.

(12)	Mr. Parr joined us on May 1, 2006, as Vice President and General Counsel.

(13)	Mr. Bixler retired in May 2006. If Mr. Bixler had remained employed by us as of December 31, 2006, he would have been considered a named executive officer.

Grants of Plan-Based Awards for 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)

									All
									Other
								All	Option
								Other	Awards:
								Stock	Number	Exercise
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:	of	or Base		Grant
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan			Number	Secur-	Price		Date Fair
		(1)			Awards (2)			of	ities	of	Closing	Value of
								Shares	Under-	Option	Market	Stock and
		Thres-		Maxi-	Thres-		Maxi-	of Stock	lying	Awards	Price on	Option
	Grant	hold	Target	mum	hold	Target	mum	or Units	Options	($/sh)	Grant	Awards ($)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	(4)	Date ($)	(5)

Ormond		$500,500	$1,001,000	$1,501,500
	1/31/06				22,000	88,000	198,000					$7,792,240
	1/31/06							38,000				1,496,440
	1/31/06								250,000	$39.38	$39.10	2,517,500
	3/1/06								209,938	41.35	41.72	2,237,939
	8/24/06								75,000	52.85	52.22	338,250

Guillard	1/31/06				3,750	15,000	33,750					1,329,075
	1/31/06							10,000				393,800
	1/31/06								50,000	39.38	39.10	614,500

Weikel		237,000	474,000	711,000
	1/31/06				9,000	36,000	81,000					3,189,780
	1/31/06							15,000				719,850
	1/31/06								100,000	39.38	39.10	897,000

Cavanaugh	1/31/06							2,500				98,450
	5/6/06							2,500				113,225

Meyers		—	—	—	—	—	—	—	—	—	—	—

Parr	5/1/06							7,500				328,875

Bixler		—	—	—	—	—	—	—	—	—	—	—

Graham	1/31/06							5,000				196,900
	2/17/06								5,460	40.70	41.33	57,221

(1)	The amounts in these columns reflect awards under our Performance Award Plan. The employees receive a cash award payable at the end of the three-year period (2006-2008). The total amount of any award payable is determined by our Compensation Committee and is based on the growth in earnings per share of common stock over the three-year period, as established at the beginning of the period. The threshold reflects the minimum payment level, which is 50 percent of the target. The maximum reflects 150 percent of the target. Following his retirement in December 2006, our Compensation Committee determined that Mr. Weikel was eligible to earn one third of this award.

(2)	The amounts in these columns reflect performance-vested restricted stock awards under our Equity Incentive Plan. One-third of the award relates to performance for each of 2006, 2007 and 2008. The performance-vested shares will vest each year based on performance in that year against the two-part financial metric adopted by our Compensation Committee for the year. The threshold reflects the minimum payment level, which is 25 percent of the target. The maximum represents 225 percent of the target. Once the awards are vested, the awards are non-forfeitable, but remain restricted until termination of employment. Once the restricted stock is issued, the holder will be entitled to receive all dividends or other distributions paid or made regarding the shares. Mr. Weikel retired in December 2006, and forfeited his awards for 2007 and 2008.

(3)	The awards in this column represent restricted stock units under our Equity Incentive Plan that earn dividend equivalents which are forfeitable if the award is not earned. The awards vest one third on each of the third, fourth, and fifth anniversaries of the grant date for Messrs. Ormond, Cavanaugh, Parr, and Graham. In connection with his joining the company in June 2005, the award for Mr. Guillard vested on March 1, 2007. The award for Mr. Weikel was granted on January 31, 2006, but was modified on November 1, 2006, to allow the award to fully vest upon his termination as a result of his retirement, which occurred in December 2006. Mr. Cavanaugh received an additional award upon becoming our Chief Financial Officer on May 6, 2006. Mr. Parr received an award upon joining us on May, 1, 2006. Common stock is delivered to the holder upon vesting, except in the case of Mr. Ormond, whose vested restricted stock units will not be settled by delivery of shares until his retirement.

(4)	The awards in this column represent stock options under our Equity Incentive Plan. The stock options with a grant date of January 31, 2006, cliff-vest in three years, except that for employees eligible for normal retirement, the options have a one-year cliff-vesting period. The stock options have a maximum term of seven years and do not include the reload feature. The option exercise price represents the market closing price on the day prior to the grant date. In 2007, we adopted an amendment to our Equity Incentive Plan to change the option exercise price to the market closing price on the grant date for future awards. The stock option for Mr. Weikel was modified on November 1, 2006, to allow the stock option to be fully exercisable upon his termination of employment as a result of his retirement. The stock options with a grant date other than January 31, 2006, are immediately exercisable pursuant to the terms of the grant as a result of the reload feature. The reload feature allows the holder to exercise an option by delivering shares of our common stock to cover the option’s exercise price and withholding taxes. The holder is automatically granted an additional option for the shares of common stock delivered.

(5)	The assumptions used in calculating the grant-date fair value are included in footnote 13 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2007. Mr. Weikel’s restricted stock units and stock option awards were modified on November 1, 2006. The grant-date fair value includes the incremental expense as a result of the modification. The grant-date fair value for the estimated payout of awards under equity incentive plans is based on the maximum number of shares awardable in column (h).

Outstanding Equity Awards at December 31, 2006

(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)	(j)
			Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan Awards:
										Incentive	Market or
										Plan Awards:	Payout
										Number of	Value of
	Number of		Number of						Market Value	Unearned	Unearned
	Securities		Securities				Number of		of Shares	Shares,	Shares,
	Underlying		Underlying		Option		Shares or		or Units	Units or	Units or
	Unexercised		Unexercised		Exercise	Option	Units of Stock		of Stock	Other Rights	Other
	Options		Options (#)		Price	Expiration	That Have		That Have	That Have	Rights That Have
Name	(#) Exercisable		Unexercisable		($)	Date	Not Vested (#)		Not Vested ($)(1)	Not Vested (#)	Not Vested ($)(1)

Ormond			250,000	(2)	39.38	2/1/13	38,524	(3)	$1,807,546	339,907 (4)	$15,948,436
	215,800				35.22	3/16/15
	180,000				34.30	2/5/14
	209,938				41.35	2/6/13
	400,000				19.22	2/6/12
	365,000				38.22	2/2/11
	220,000				28.33	6/17/10
	300,000				32.44	9/26/08
	75,000				52.85	12/3/07

Guillard			50,000	(2)	39.38	2/1/13	35,138	(5)	1,648,675	32,243 (6)	1,512,842
			50,000	(7)	38.86	6/2/15

Weikel (8)	100,000				39.38	3/1/07				54,209 (9)	2,543,486
	88,300				35.22	3/1/07
	72,000				34.30	3/1/07
	42,940				33.74	3/1/07
	57,925				27.99	3/1/07
	100,000				32.44	3/1/07
	30,000				39.44	3/1/07

Cavanaugh			10,000	(10)	34.30	2/5/14	7,603	(11)	356,733
	10,000	(12)			18.75	2/6/13
	10,000	(12)			19.22	2/6/12
	10,000				19.25	2/2/11
	8,000	(12)			7.00	6/17/10
	1,500				31.75	12/2/08
	2,000				39.44	12/3/07

Meyers	—		—		—	—	—		—	—	—

Parr							7,574	(13)	355,372

Bixler (14)	50,000				18.75	5/1/07
	15,000				19.22	5/1/07

Graham	25,000				35.22	3/16/15	5,069	(15)	237,837
	20,000				34.30	2/5/14
	10,000				18.75	2/6/13
	5,460				40.70	2/6/12

(1)	The market value of the stock awards is based on the $46.92 closing market price of our stock as of December 31, 2006.

(2)	The stock options vest on January 31, 2009.

(3)	The restricted stock units and associated dividend equivalents vest one third on January 31 of 2009, 2010 and 2011. Upon vesting, the delivery of the shares is deferred until retirement. At December 31, 2006, Mr. Ormond has 439,631 shares that are vested and non-forfeitable, but remain restricted until termination. These restricted shares are not included in the table.

(4)	This amount represents the sum of:

(a)	75,375 shares with respect to 2006 from the 2005-2007 performance-vested restricted stock award and 57,159 shares with respect to 2006 from the 2006-2008 performance-vested restricted stock award. These shares vested on January 30, 2007, after our Compensation Committee certified our 2006 performance against the criteria previously set by the Committee.

(b)	75,375 shares from the 2005-2007 performance-vested restricted stock award and 65,999 shares from the 2006-2008 performance-vested restricted stock award, or the maximum number of shares that may vest in early 2008 under each award with respect to our 2007 performance. Although there is no guarantee that the maximum number of shares will be awarded, we report the maximum number of shares, because more than the target number of shares was awarded for 2006 performance.

(c)	65,999 shares from the 2006-2008 performance-vested restricted stock award, or the maximum number of shares that may vest in early 2009 under this award with respect to our 2008 performance. Although there is no guarantee that the maximum number of shares will be awarded, we report the maximum number of shares, because more than the target number of shares was awarded for 2006 performance.

Upon vesting, all of these shares remain restricted until termination of employment.

(5)	Of this amount, 25,000 shares are time-vested restricted stock, with 10,000 shares vesting on March 1, 2007, and 5,000 shares vesting on March 1 of 2008, 2009, and 2010. The remaining 10,138 restricted stock units and associated dividend equivalents vest on March 1, 2007.

(6)	This amount represents the sum of:

(a)	9,743 shares with respect to 2006 from the 2006-2008 performance-vested restricted stock award. These shares vested on January 30, 2007, after our Compensation Committee certified our 2006 performance against the criteria previously set by the Committee.

(b)	11,250 shares from the 2006-2008 performance-vested restricted stock award, or the maximum number of shares that may vest in early 2008 under this award with respect to our 2007 performance. Although there is no guarantee that the maximum number of shares will be awarded, we report the maximum number of shares, because more than the target number of shares was awarded for 2006 performance.

(c)	11,250 shares from the 2006-2008 performance-vested restricted stock award, or the maximum number of shares that may vest in early 2009 under this award with respect to our 2008 performance. Although there is no guarantee that the maximum number of shares will be awarded, we report the maximum number of shares, because more than the target number of shares was awarded for 2006 performance.

Upon vesting, all of these shares remain restricted until termination of employment.

(7)	The stock options vest on June 1, 2008.

(8)	Mr. Weikel retired in December 2006 and had three months to exercise his stock options.

(9)	This amount represents the 2006 performance-vested restricted stock award that includes 30,825 shares from the 2005-2007 award and 23,384 shares from the 2006-2008 award, which vested on January 30, 2007, after our Compensation Committee certified our performance against the criteria previously set by the Committee.

(10)	The stock appreciation rights (SARs) vested on February 4, 2007, and can only be settled in cash. The SARs were awarded only to non-executive officers under the Amended Stock Appreciation Rights Plan. Mr. Cavanaugh was not an executive officer at the time of the award.

(11)	The restricted stock units and associated dividend equivalents vest as follows: 2,544 units vest one third on October 17 of 2008, 2009, and 2010; 2,534 units vest one third on January 31 of 2009, 2010, and 2011; and 2,525 units vest one third on May 6 of 2009, 2010, and 2011.

(12)	This award represents SARs, which can only be settled in cash.

(13)	The restricted stock units and associated dividend equivalents vest one third on May 1 of 2009, 2010 and 2011.

(14)	We anticipate that Mr. Bixler’s options will expire on May 1, 2007, in conjunction with the expected termination of his consulting relationship with us.

(15)	The restricted stock units and associated dividend equivalents vest one third on January 31 of 2009, 2010, and 2011.

Option Exercises and Stock Vested for 2006

The following table shows the options exercised and stock awards that vested during 2006.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards

	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(1)
Ormond	468,142	$8,589,371	51,507 (2)	$2,028,346
Guillard	—	—	—	—
Weikel	275,000	10,527,100	36,271 (3)	1,552,137
Cavanaugh	400	9,780	—	—
Meyers	601,903	11,587,438	13,274 (3)	522,730
Parr	—	—	—	—
Bixler	315,600	7,927,500	9,892 (3)	389,547
Graham	45,000	952,400	—	—

(1)	The value realized is based on our stock price close on the day prior to exercise or vesting.

(2)	Mr. Ormond’s stock awards are non-forfeitable, but remain restricted until termination of employment.

(3)	As a result of their retirement during 2006, the stock awards held by Messrs. Weikel, Meyers, and Bixler are not restricted.

Pension Benefits at December 31, 2006

We had a qualified defined benefit pension plan (Qualified Plan) with previously frozen benefits that was terminated on December 31, 2006. In the first quarter of 2007, we made lump-sum distributions to participants or transferred the account to a licensed insurance company, based on the option elected by the participant. The years of credited service include service provided with a predecessor company, because the assets of the plan at that time were purchased and the liabilities assumed as part of becoming a public company. The benefits were frozen for the named executive officers at different dates. The number of years of credited service and the actuarial present value of accumulated benefits were determined using the same plan termination assumptions with those used in our financial statements.

Our Senior Executive Retirement Plan (SERP) is a nonqualified plan with a continuation of substantially identical benefits as the Qualified Plan once those benefits were frozen for certain officers. The number of years of credited service and the actuarial present value of accumulated benefits were determined using the same assumptions consistent with those used in our financial statements, except for named executive officers eligible for early retirement without a benefit reduction. Normal retirement age is age 65. A participant hired before January 1, 1992, is eligible for early retirement without a benefit reduction upon attaining age 55 with at least 30 years of credited service or upon attaining age 60 with at least 10 years of credited service.

Mr. Ormond is eligible for early retirement benefits under the SERP. Messrs. Meyers and Bixler were eligible for early retirement benefits under the SERP at the time of their retirement. Participants vest in the SERP after five years of service.

The benefit calculation includes the term “average annual earnings”, which represents the average of the three highest years eligible pay, including salary, bonus earned or accrued, and amounts earned under the Performance Award Plan. There are two calculations depending on when the participant commenced participating in the plan. Mr. Cavanaugh’s benefit is based on Method I, and all other participants are based on the greater benefit under Method I or Method II.

•	The gross retirement benefit under Method I is an annual benefit based on the addition of the following amounts: (a) the product of 1.212 percent of the Average Annual Earnings, multiplied by the number of years of credited service up to 35, plus (b) the product of 0.176 percent of the Average Annual Earnings in excess of the maximum amount of annual wages subject to the tax imposed under the Federal Insurance Contributions Act (FICA), multiplied by the number of years of credited service up to 35, plus (c) if a participant has more than 35 years of credited service, add the product of 0.5 percent multiplied by the Average Annual Earnings multiplied by each year of credit service in excess of 35.

•	The gross retirement benefit under Method II is an annual benefit based on the following amounts: (a) the product of 50.0 percent of the Average Annual Earnings, less (b) the product of 50.0 percent of the Social Security Benefit, then

O	if the participant has less than 35 years of service: multiply the total of (a) less (b) by the number of years of credited service divided by 35; or

O	if the participant has more than 35 years of service: add to the total of (a) less (b) the product of 0.5 percent multiplied by the Average Annual Earnings multiplied by each year of credit service in excess of 35.

Our SERP retirement benefit represents the gross retirement benefit, reduced by the Qualified Plan benefit. Our SERP retirement benefit is distributed in its entirety six months after the participant’s retirement date. For the named executive officers who are participants in our SERP, with the exception of Mr. Ormond, the participant is reimbursed for the payment of taxes related to our SERP benefit, as described in more detail on page 35. Because of Mr. Ormond’s circumstances, he will not receive a reimbursement of taxes related to his SERP benefit, which is described in more detail on page 35.

(a)	(b)	(c)	(d)	(e)

		Number of Years Credited	Present Value of	Payments During Last
Name	Plan Name	Service (#)	Accumulated Benefit ($) (1)	Fiscal Year ($)

Ormond	Qualified Plan	19.5	$813,282	$—
	SERP	33.4	20,521,784	—

Guillard	(2)	—	—	—

Weikel	Qualified Plan	6.2	—	199,578
	SERP	20.0	5,808,427	—	(3)

Cavanaugh	Qualified Plan	1.9	2,021	—
	SERP	13.2	68,356	—

Meyers	Qualified Plan	25.8	—	911,965
	SERP	39.2	—	7,007,991	(4)

Parr	(2)	—	—	—

Bixler	Qualified Plan	10.1	—	184,198
	SERP	23.4	—	3,199,780	(5)

Graham	Qualified Plan	7.1	27,012	—
	SERP	18.8	235,173	—

(1)	The assumptions used in calculating the actuarial present value of accumulated benefits are included in footnote 14 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2007.

(2)	Messrs. Guillard and Parr are not participants in either benefit plan.

(3)	Mr. Weikel’s SERP benefit will be distributed six months after his retirement date along with the reimbursement for the payment of taxes, which we estimate to be $4,056,688.

(4)	Mr. Meyer’s reimbursement for the payment of taxes of $5,111,392 is included in column (i) of the Summary Compensation Table.

(5)	Mr. Bixler’s reimbursement for the payment of taxes of $2,241,582 is included in column (i) of the Summary Compensation Table.

Nonqualified Deferred Compensation for 2006

The following table provides information on the unfunded, nonqualified deferred compensation of the named executive officers in 2006 related to our Senior Management Savings Plan for Corporate Officers. Certain officers, including named executive officers, may defer up to 100 percent of salary, bonus, and awards earned under the Performance Award Plan. Deferral elections are made in December for amounts to be earned in the following year. Our contribution represents 50 percent of the participant’s deferral, up to a maximum of 3% of salary and bonus, which is credited to the corporate bond fund for executive officers. Our contributions are fully vested after completing four years of service. Distributions due to retirement will be made as a lump-sum cash payment or in annual installments, based on the participant’s election. Distributions due to termination of employment will be made as a lump-sum cash payment. Distributions for pre-2005 balances will be made upon retirement or termination of employment. Distributions for balances accumulated in 2005 and later require a six-month waiting period.

The notional investment options include the Manor Care Stock Fund, seven publicly available mutual funds and a corporate bond fund. The participants may change their deferral into these options or transfer balances an unlimited number of times, except for the Manor Care Stock Fund, which is subject to limitations imposed by our insider trading policy. The rate of return for the year ended December 31, 2006, for the investment options are as follows: Manor Care Stock Fund-19.65 percent, Harbor Bond Institutional Fund-

3.91 percent, Harbor Capital Appreciation Institutional Fund-2.33 percent, Harbor International Institutional Fund-32.69 percent, Harbor Money Market Fund-4.75 percent, Harbor Large Cap Value Institutional Fund-16.11 percent, Janus Fund-10.59 percent and Vanguard Explorer Fund-9.70 percent. With the exception of the Manor Care Stock Fund and Vanguard Explorer Fund, these funds are not available in our qualified 401(k) plan, because we changed our provider and investment options for our 401(k) plan in January 2006. However, because these funds were previously included in our 401(k) plan and are available to the public, we do not consider the earnings on these funds to be above-market earnings. The remaining fund, a corporate bond fund, earns a corporate bond yield plus 2 percent, which we consider to have above-market earnings. The annual rate of return for this fund for the year ended December 31, 2006 is 7.56 percent.

(a)	(b)	(c)	(d)	(e)	(f)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	In Last	In Last	In Last	Distributions ($)	At Last Fiscal
Name	Fiscal Year ($) (1)	Fiscal Year ($) (2)	Fiscal Year ($) (3)	(4)	Year End ($)

Ormond	$2,524,313	$84,017	$814,195	$—	$9,843,499
Guillard	216,441	20,670	20,484	—	272,879
Weikel	510,603	44,370	518,035	4,634,730	972,207
Cavanaugh	12,166	6,083	22,477	—	168,064
Meyers	13,131	6,566	31,556	885,752	—
Parr	10,385	5,192	292	—	15,869
Bixler	18,868	6,025	47,085	765,847	—
Graham	51,579	11,097	154,833	—	914,437

(1)	The executive contributions that were deferred but are reported in column (c) of the Summary Compensation Table are as follows: Mr. Ormond — $750,413; Mr. Guillard — $20,441; Mr. Weikel — $95,853; Mr. Cavanaugh — $12,166, Mr. Meyers — $13,131; Mr. Parr — $10,385; Mr. Bixler — $12,051; and Mr. Graham — $51,579. The remaining deferrals, if any, relate to 2005 bonus and/or 2005 amounts earned under the Performance Award Plan that were included in last year’s Summary Compensation Table.

(2)	The registrant contributions are reported in column (i) of the Summary Compensation Table.

(3)	The aggregate earnings include the above-market earnings related to the corporate bond fund that are included in column (h) of the Summary Compensation Table as follows: Mr. Ormond — $135,327; Mr. Guillard — $1,051; Mr. Weikel — $40,750; Mr. Meyers — $8,941; Mr. Bixler — $3,866; and Mr. Graham — $501.

(4)	Messrs. Weikel, Meyers, and Bixler retired from the company in 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment and Severance Agreements

If a named executive officer is terminated other than for “Cause” (as defined in the employment and/or severance agreements we have entered into with our named executive officers as described under Summary Compensation Table above), we would continue to pay the officer’s base salary for one year, except in the case of Messrs. Ormond, Guillard, Cavanaugh, and Parr. If terminated other than for cause, Messrs. Ormond and Guillard would receive salary continuation for three years, and Messrs. Cavanaugh and Parr would receive salary continuation for two years. Messrs. Ormond and Guillard would also receive increased severance benefits if terminated following a Change in Control (as defined in the agreements) other than for Cause or due to death or disability, or, with respect to Mr. Ormond, under limited circumstances if he voluntarily terminates his employment.

The following table shows the amounts that would be payable under each current named executive officer’s employment and/or severance agreement if the named executive officer’s employment had been terminated, including as a result of his death or disability, as of December 31, 2006. Such amounts represent the multiple of base salary described above for each such named executive officer, plus other benefits, as noted. The amounts that would have been payable to Messrs. Weikel, Meyers, and Bixler are not included in the table, because each retired in 2006 and is therefore not subject to a current employment agreement or severance agreement. The post-termination benefits actually awarded and/or paid to Messrs. Weikel, Meyers, and Bixler are described above in the Summary Compensation Table, the Grants of Plan-Based Awards for 2006 table, the Pension Benefits at December 31, 2006 table, and the Nonqualified Deferred Compensation for 2006 table, as well as below under Other Severance Arrangements.  Their equity awards that vested and/or they exercised during 2006 are described above in the Option Exercises and Stock Vested for 2006 table.

Severance Benefits Under Employment Agreements

	Named Executive Officer			Named Executive Officer’s Employment is Terminated
	Terminates His Employment			by the Company or Upon Death or Disability

		Resigns					Without Cause
	Resigns	Following a					Following a
	or	Change in Control		For Cause	Upon Death or	Without	Change in Control
Name	Retires	(1)		(2)	Disability (3)	Cause	(1)

Ormond (4)	—	$11,668,500	(5)(6)	—	$3,075,000	$3,075,000	$11,668,500	(6)
Guillard	—	—		—	1,227,000	1,227,000	1,472,400	(7)
Cavanaugh (4)	—	—		—	440,000	440,000	440,000	(8)
Parr	—	—		—	600,000	600,000	600,000	(8)
Graham (4)	—	—		—	258,000	258,000	258,000	(8)

(1)	“Change in Control” is defined in Mr. Ormond’s and Mr. Guillard’s agreements generally to include certain corporate transactions such as our merger or consolidation with or into another entity, our reorganization, or our transfer of assets such that the holders of our outstanding stock immediately prior to the transaction hold less than 65% of the combined voting power of the outstanding stock of the entity resulting from the transaction or acquiring our assets, as the case may be. In the case of Mr. Ormond’s agreement, “change in control” specifically excludes a merger of equals transaction, and, to the extent not constituting such a transaction, also includes (a) the acquisition by any “person” (as used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934)(other than one of our subsidiaries or employee benefit plans) of 15% or more of our outstanding stock, (b) our filing of a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred or will occur in the future pursuant to any then-existing contract or transaction, and (c) during any 12-month period, directors incumbent at the beginning of the period cease for any reason to constitute a majority of our directors; provided, that any director who is first elected, or first nominated for election by our shareholders, by a vote of at least one-half of the directors (or a committee thereof) then still in office who were directors at the beginning of the period will be deemed to have been a director at the beginning of the period.

(2)	“Cause” is defined in the agreements as an executive’s financial dishonesty, fraud in the performance of his duties, willful failure to perform assigned duties, or the commission of a felony.

(3)	Payments resulting from termination as a result of death or disability are reduced by any survivor benefits (other than life insurance proceeds) or disability benefits received under our plans, programs, or policies, as applicable, by the executive, the executive’s spouse or other designated beneficiary, or the executive’s legal guardian. In the case of Messrs. Ormond, Cavanaugh, and Graham, the survivor benefits to which they would be entitled exceed the multiple of base salary depicted in the table and would therefore entirely offset these amounts.

(4)	See Other Severance Arrangements below for a description of certain other severance arrangements applicable to Messrs. Ormond, Cavanaugh, and Graham, as well as the retired named executive officers Messrs. Weikel, Meyers, and Bixler, related to the treatment of outstanding split-dollar and other life insurance policies.

(5)	If, following a Change in Control or merger of equals transaction, certain specified events occur, Mr. Ormond may, within either the 6-month period following the occurrence of the event or within 180 days after the first anniversary of the Change in Control or merger of equals transaction, terminate his employment and receive the severance benefits described. The specified events include, among other things, (a) a change in Mr. Ormond’s office or position or his removal as a director, (b) a significant, adverse change in the nature or scope of his authorities, powers, function, duties, or responsibilities, (c) a reduction in his base compensation, (d) a material reduction in his employee benefits, and (e) the relocation of our principal executive offices that lengthens his commute by more than 25 miles or necessitates that he travel in excess of 20% more than required prior to the Change in Control. In addition, Mr. Ormond may receive the severance benefits described if he terminates his employment for any reason or without reason at any time during the period commencing on the first anniversary of a Change in Control (but not a merger of equals transaction) and ending on the earlier to occur of (x) 180 days after such anniversary, and (y) his death.

(6)	In addition to three years’ base salary, the amount payable to Mr. Ormond in the event of his termination of his employment following a Change in Control as described in Note 5, or the termination of his employment by the company without Cause within three years following a Change in Control or merger of equals transaction, includes three times (a) Mr. Ormond’s maximum bonus amount under the Annual Incentive Plan for the year in which termination occurs (for 2006 — $2,050,000), and (b) Mr. Ormond’s maximum Performance Award Plan award for the year in which termination occurs (for 2006 — $814,500). This amount would be payable in a lump sum within five business days following the termination date. In addition, the company must (a) provide Mr. Ormond with group medical, dental, and vision benefits (at a value of approximately $26,458) and with office space, furnishings, and secretarial support for a period of three years (at an estimated value of approximately $150,000), (b) fully fund certain life insurance benefits as described in Other Severance Arrangements below, (c) credit Mr. Ormond with an additional thirty-six months of service for purposes of determining service credits and benefits due and payable under our retirement income, supplemental retirement, and other benefit plans in which he participates, and (d) make an additional payment or payments in the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) as a result of any payments being considered “contingent on a change in ownership or control” within the meaning of Section 280G of the Code (or similar state or local tax), plus an amount sufficient to defray all resulting federal, state, and local taxes on such additional payment or payments. Based on a December 31, 2006, termination date, the crediting of an additional thirty-six months of service under retirement income, supplemental retirement, and other benefits plans would result in an increase of approximately $1,329,975 in Mr. Ormond’s accumulated pension benefits as set forth in column (d) of the Pension Benefits at December 31, 2006 table on page 30. Also based on a December 31, 2006 termination date, we do not believe that we would have been required to make any additional payments to Mr. Ormond in respect of any such excise taxes.

(7)	In addition to three years’ base salary, the amount payable to Mr. Guillard in the event of his termination without cause by the company within two years following a change in control (a) includes the target amount of his award under the Annual Incentive Plan for the year in which termination occurs, and (b) would be increased by the target amount of any PAP Award for the year in which termination occurs or the year nearest to the year in which termination occurs. In addition, the company must provide Mr. Guillard with group medical, dental, and vision benefits for a period of three years; the value of these additional benefits would be approximately $26,458.

(8)	There is no differentiation between amounts payable as a result of termination without cause and termination without cause following a change in control.

Equity Awards

Certain of the named executive officers’ equity awards provide for accelerated vesting under certain circumstances:

Stock Options and Stock Appreciation Rights (SARs). Vesting is accelerated upon death, total disability, normal retirement, or early retirement with the consent of our Compensation Committee. If there is a change in control (defined in a manner generally consistent with the definition in Mr. Guillard’s employment agreement, as described above in Note 1 of the Severance Benefits Under Employment Agreements table above), the vesting may be accelerated, except if, in connection with such an event, the award is assumed or substituted for a new award.

Restricted Stock and Restricted Stock Units (RSUs). Vesting is accelerated upon death, total disability, or retirement with the consent of our Compensation Committee. If there is a change in control (defined in a manner generally consistent with the definition in Mr. Guillard’s employment agreement, as described above in Note 1 of the Severance Benefits Under Employment Agreements table above), the vesting may be accelerated, except if in connection with such an event that the award is assumed or substituted for a new award.

For each of the current named executive officers, the following table sets forth the aggregate value of the equity awards whose vesting is accelerated upon a termination of employment due to death, disability, or retirement or upon certain changes in control, assuming that the named executive officer’s termination of employment had occurred as of December 31, 2006, based on our closing stock price of $46.92 on that date.

Value of Equity Awards Accelerated Upon Death, Disability, Retirement, or Change in Control

Name	Option and SAR Awards	Restricted Stock and RSU Awards

Ormond	$1,885,000	$1,807,546
Guillard	780,000	1,648,675
Cavanaugh	126,200	356,733
Parr	—	355,372
Graham	—	237,837

Deferred Compensation

The named executive officers participate in our Senior Management Savings Plan for Corporate Officers deferred compensation plan that permits the deferral of salary, bonus, and PAP awards. The last column of the Nonqualified Deferred Compensation for 2006 table on page 31 sets forth each named executive officer’s aggregate balance at December 31, 2006, under this plan. The named executives are entitled to receive the amount in their deferred compensation account in the event of termination of employment, but they do not receive any unvested employer match and earnings on that match unless termination of employment is a result of death, disability or retirement. The account balances continue to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made, and therefore amounts received by the named executive officers would differ slightly from those shown in the table. See the narrative accompanying that table for more information on distributions under the plan.

Pension Benefits

The Pension Benefits at December 31, 2006 table on page 30 describes the general terms of each pension plan in which the named executive officers participate, the years of credited service, and the present value of each named executive officer’s accumulated pension benefit. If a named executive officer who participates in the SERP dies prior to retirement, the named executive officer’s beneficiary will receive the greater of (a) a survivor death benefit plus three times the officer’s base salary, or (b) the present value of accumulated benefits in the table. Assuming the named executive officer had died on December 31, 2006, the beneficiary for the following named executive officers would have received the following: Mr. Ormond — $20,521,784; Mr. Cavanaugh — $1,529,046; and Mr. Graham — $1,738,110.

Other Severance Arrangements

During 2003, based upon the recommendations of outside consultants, our Compensation Committee approved and we entered into amendments to the severance agreements or the employment agreements of Messrs. Weikel, Cavanaugh, Meyers, Bixler, and Graham and certain other executive officers. These amendments were entered into to address several issues relating to the collateral assignment split-dollar life insurance arrangements we entered into to help fund our obligations under our Senior Executive Retirement Plan (SERP). These issues arose as the result of: (1) the prohibitions on loans to executive officers under the Sarbanes-Oxley Act of 2002 and the possible interpretation that split-dollar arrangements may constitute prohibited loans; (2) a contractual obligation to fund the SERP triggered by the HCR-Manor Care transaction in 1998; and (3) the impact of recent tax law changes on the tax treatment of split-dollar policies. Pursuant to these amendments, if the employee’s employment is terminated by reason of death, retirement (after early retirement age under the SERP) or for reasons other than cause (as defined in the employment or severance agreement), then at such time we agreed to: (1) waive or release a portion of the corporate interest in the cash value of the policies in the event that there is a shortfall between the cash value and the SERP benefit; and (2) make a payment to the employee which after payment of taxes on this additional payment will be sufficient to pay income and related payroll taxes imposed on the release of the corporate interest, any shortfall payments and any employee retained interest in the policies. Each executive also agreed to extend his or her non-competition obligations by an additional year as part of these amendments.

In 2004, also based upon the recommendations of outside consultants, our Compensation Committee approved and we entered into certain agreements with Mr. Ormond which were designed to address substantially the same issues as described above for the other named executive officers relating to collateral assignment split-dollar life insurance arrangements. Because certain of Mr. Ormond’s split-dollar policies were held in an irrevocable life insurance trust, different undertakings were necessary in Mr. Ormond’s situation in order to cost-effectively and fairly address the issues presented. In addition, an agreement with the trustee of Mr. Ormond’s trusts was necessary. Under these agreements, we will pay in cash the full amount of Mr. Ormond’s benefit under the SERP upon his retirement and in accordance with its provisions. The corporate interest in the cash value of the split-dollar policies will be repaid in annual installments by Mr. Ormond following his retirement, commencing with the first full calendar year after retirement. If the corporate interest has not been repaid in full upon his death, the remainder becomes due and payable at that time. We also agreed to make an additional payment to Mr. Ormond each year in an amount such that after payment of all income, employment and gift taxes on such payment, Mr. Ormond retains an amount sufficient to pay (1) all income, employment and gift taxes on income imputed to him under Section 101 of the Internal Revenue Code as a result of the policies; and (2) the annual repayment of the corporate interest on the policies. As with the other executives, Mr. Ormond agreed to extend his non-competition obligations by an additional year in consideration of these agreements.

During 2004, our Compensation Committee also approved and we entered into a further agreement with Mr. Ormond, the benefits of which are contingent upon his remaining an employee with us until at least age 60. Under this agreement, we would purchase a life insurance policy on his life with premiums payable in the total amount of $3.4 million over five years. The policy would be owned by us and will be transferred to Mr. Ormond upon his retirement after attaining age 60. If Mr. Ormond voluntarily terminates his employment prior to age 60, we would continue as owner of the policy and he would have no rights under the policy and we would have no further obligations under this agreement. If Mr. Ormond’s employment terminates prior to age 60 for reasons other than cause (as defined), or due to death, disability or voluntary termination following a corporate transaction, a reduction in his overall compensation opportunities or a material reduction in his responsibilities, Manor Care would transfer ownership of the policy to him on the first day following such termination.

In 2003, our Compensation Committee also approved and we entered into split-dollar assignment termination agreements with Messrs. Ormond, Weikel, Cavanaugh, Meyers, Bixler, and Graham, along with certain other executive officers with respect to the collateral assignment split-dollar life insurance arrangements which funded our obligations under our senior executive and corporate officer life insurance program. The termination agreements were entered into due to (1) the prohibitions on loans to executive officers under the Sarbanes-Oxley Act of 2002 and (2) the impact of recent tax law changes on the treatment of split-dollar policies. Under each termination agreement, we agreed to: (1) waive or release a portion of the corporate interest in the policies to the extent necessary to sustain the policies with a death benefit equal to two times the employee’s salary as of the date of the agreement without payment of additional premiums; (2) provide a payment to the employee, which after payment of all income and related payroll taxes on the payment, the employee would retain an amount sufficient to pay the income and related payroll taxes on the release of the corporate interest; and (3) make supplemental payments to the extent necessary to: (a) provide cash value in the policies sufficient to sustain the death benefit to which the employee is entitled under this program; (b) increase the death benefit available to account for future salary increases; and (c) maintain the death benefit in the event of a shortfall.

Please see the discussion of the SERP on pages 28-30 of this proxy statement and of nonqualified deferred compensation on pages 30-31 of this proxy statement. Under these plans, distributions are made up to six months after the date of retirement and/or termination.

COMPENSATION OF DIRECTORS

To attract and retain qualified directors, we use a combination of cash and stock compensation. In setting director compensation, we consider the significant amount of time that Board of Directors service requires, as well as the experience and skills required of directors.

Cash Compensation to Directors

We pay each non-management director an annual retainer fee of $40,000 and a $2,000 fee for each Board meeting and $1,500 for each committee meeting, except for committee meetings that are not held in conjunction with a regular or special Board meeting. For each such committee meeting, directors who attend in person receive $2,500. Committee chairs receive an additional $1,000 for each committee meeting. We pay such fees in cash quarterly; directors may defer such cash compensation under the Deferred Compensation Plan for Outside Directors, but none did so during 2006. We also reimburse non-management directors for reasonable out-of-pocket expenses in the performance of their duties as directors. Management directors do not receive additional compensation for service on the Board of Directors.

Stock Compensation to Directors

Pursuant to our stockholder-approved Equity Incentive Plan, each non-management director is entitled to receive stock options, restricted stock, or restricted stock units, as recommended by our Governance Committee and approved by our Board of Directors. Under this Plan, each director currently receives approximately $100,000 of restricted stock upon election to the Board, and, after completing one year of service, an additional award on the first business day immediately following each annual stockholder meeting. During 2006, each non-employee director received 2,200 shares of restricted stock under the terms of the Plan. The restricted stock granted to the directors remains restricted until the director retires or otherwise leaves the Board. Any discretionary grants of stock options would be at the fair market value of our stock on the date of grant. Additionally, each grant would be subject to such terms and conditions as our Board of Directors may determine, including vesting.

Non-Management Director Compensation For 2006

The table below summarizes our compensation to non-management directors for 2006.

(a)	(b)	(c)	(d)	(h)

	Fees Earned or	Stock	Option
Name	Paid in Cash ($)	Awards ($) (1)	Awards ($) (2)	Total ($)

Mary Taylor Behrens	$56,000	$113,820	$—	$169,820
Joseph F. Damico	64,500	126,384	—	190,884
William H. Longfield	64,500	141,264	—	205,764
John T. Schwieters	63,000	133,416	—	196,416
Richard C. Tuttle	62,000	113,820	—	175,820
Gail R. Wilensky	58,500	125,988	—	184,488
Thomas L. Young	75,500	125,988	—	201,488

(1)	The amounts in this column represent the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement 123R for restricted stock awarded in 2006 and prior years. The grant-date fair value is based on the closing market price on the day prior to grant. In 2006, each non-management director was issued 2,200 restricted shares with a grant-date fair value of $99,132, which was expensed immediately. Additional information on the accounting for stock-based compensation is included in footnote 13 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2007. The aggregate number of stock awards outstanding at December 31, 2006, is as follows for each director: Ms. Behrens 5,200; Mr. Damico 7,700; Mr. Longfield 7,700; Mr. Schwieters 7,700; Mr. Tuttle 5,200; Ms. Wilensky 7,700; and Mr. Young 7,700. The shares are non-forfeitable but remain restricted until the director retires or otherwise leaves the Board. Once the restricted stock is issued, the director is entitled to receive all dividends or other distributions paid or made regarding the shares.

(2)	The aggregate number of option awards outstanding at December 31, 2006, is as follows for each director with such awards: Mr. Damico 9,000; Mr. Longfield 45,000; Mr. Schwieters 36,000; Ms. Wilensky 18,000; and Mr. Young 9,000. Prior to 2004, each non-management director received stock option awards that vested immediately.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports required to be filed in 2006 under Section 16(a) of the Securities Exchange Act of 1934, with the following exceptions. Mr. Meyers inadvertently filed one report one day late regarding delivery of 4,025 shares to pay withholding taxes. Mr. Cavanaugh inadvertently filed one late report with respect to two delinquent transactions representing a total of 7 shares, resulting from the automatic reinvestment of dividends he received on our stock. In each case, a Form 4 was filed promptly upon discovery of the omission.

OTHER BUSINESS

As of the date of this proxy statement, we know of no other matters to be presented for your consideration at the annual meeting. However, if other matters are properly presented for a vote at the meeting, the proxy holders will vote on such matters in the manner they consider to be in your and the other stockholders’ best interests.

GENERAL INFORMATION

Solicitation Costs

We will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation. Certain of our officers and employees may also solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but we will pay no additional remuneration for the solicitation of those proxies. Such solicitations may be made by mail, telephone, facsimile, e-mail, and personal solicitation. We have also made arrangements with brokerage firms and others to forward proxy solicitation materials to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

Stockholder Proposals for 2008 Annual Meeting of Stockholders

Any stockholder submitting a proposal for inclusion in our proxy statement for our 2008 annual meeting must ensure our receipt of the proposal no later than December 6, 2007. Any stockholder bringing a proposal before the 2008 annual meeting that is not in our proxy statement for that meeting must deliver the proposal to us not less than 60 days and not more than 90 days prior to the date of the annual meeting. If, however, we give less than 70 days notice or prior public disclosure of the date of the annual meeting, we will consider notice of a stockholder’s submission timely if we receive it within 10 days of the date on which we first mail or publicly disclose the date of the annual meeting. Please send all proposals to Richard A. Parr II, Vice President, General Counsel and Secretary, Manor Care, Inc., 333 N. Summit St., Toledo, Ohio 43604.

By Order of the Board of Directors,

Richard A. Parr II
Secretary
Toledo, Ohio
April 6, 2007

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy by mail.

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If voting by mail, Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

Proxy	Proxy
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Paul A. Ormond, Steven M. Cavanaugh and Matthew S. Kang and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Manor Care, Inc. held of record by the undersigned on March 16, 2007, at the Annual Meeting of Stockholders to be held on May 8, 2007, or at any adjournment thereof.

Dated:	, 2007

Signature

Signature, if held jointly

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
ê Please fold and detach card at perforation before mailing. ê

MANOR CARE, INC.	PROXY
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1. Item 1 has been proposed by the registrant. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
The Board of Directors recommends a vote FOR All Nominees.
1. Election of Directors:

Nominees:	(1) Mary Taylor Behrens	1	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(2) Joseph F. Damico	2	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(3) Stephen L. Guillard	3	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(4) William H. Longfield	4	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(5) Paul A. Ormond	5	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(6) John T. Schwieters	6	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(7) Richard C. Tuttle	7	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(8) Gail R. Wilensky	8	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(9) Thomas L. Young	9	☐ FOR	☐ AGAINST	☐ WITHHOLD
(Continued and to be signed on reverse side.)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your voting instruction
card in the Postage-Paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on May 4, 2007 to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan
The undersigned hereby authorizes and instructs Fidelity Management Trust Company, as Trustee under the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, to vote in person or by proxy the full common shares of Manor Care, Inc. credited to my account under the Manor Care, Inc. Stock Fund as of March 16, 2007, if any, at the Annual Meeting of Stockholders to be held on May 8, 2007, or at any adjournment thereof.
When properly executed, these voting instructions will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, these voting instructions will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund.

Signature

Dated:	, 2007
Please sign your name exactly as it appears to the left.

YOUR VOTE IS IMPORTANT !
Please take a moment to vote your shares for the upcoming Manor Care, Inc. Stockholder’s Meeting. Your vote is confidential. You can vote by telephone, by Internet or by mail.
To vote by telephone, call 1-888-693-8683 using a touch-tone telephone. To vote by Internet, access the website www.cesvote.com. Enter the number by the arrow in the box on the reverse side of this form and follow the simple instructions to record your vote.
If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535800, Pittsburgh, PA 15253, so your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction card.
ê Please fold and detach card at perforation before mailing. ê

MANOR CARE, INC.	VOTING INSTRUCTIONS

The Trustee is directed to vote as specified below. If your voting instructions are not received by May 4, 2007 or if no instructions are given, the shares credited to your account will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund. Item 1 has been proposed by the registrant. In their discretion the Trustees are authorized to vote upon such other business as may properly come before the meeting.
The Board of Directors recommends a vote FOR All Nominees.
1. Election of Directors:

Nominees:	(1) Mary Taylor Behrens	1	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(2) Joseph F. Damico	2	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(3) Stephen L. Guillard	3	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(4) William H. Longfield	4	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(5) Paul A. Ormond	5	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(6) John T. Schwieters	6	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(7) Richard C. Tuttle	7	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(8) Gail R. Wilensky	8	☐ FOR	☐ AGAINST	☐ WITHHOLD
	(9) Thomas L. Young	9	☐ FOR	☐ AGAINST	☐ WITHHOLD
(Continued and to be signed on reverse side.)